UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Lowell, Massachusetts
January 15, 2021
Dear Stockholders:

You are cordially invited to attend the MACOM Technology Solutions Holdings, Inc. 2021 Annual Meeting of Stockholders on Thursday, March 4, 2021 at 3:00 p.m. (Eastern Time). The meeting will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824. Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location or means of holding the meeting. If any such change is made, we will announce the change in advance, and details regarding how to participate will be filed as additional proxy materials. Our board of directors has fixed the close of business on January 7, 2021 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.
The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of a director (Proposal 1), an advisory vote to approve our executive compensation (Proposal 2), to approve the MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan (the "2021 Omnibus Incentive Plan") (Proposal 3), to approve the MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan (the "2021 ESPP") (Proposal 4) and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2021 (Proposal 5).
Our board of directors recommends that you vote FOR the director nominee set forth in Proposal 1 and FOR Proposals 2, 3, 4 and 5. Each proposal is described in more detail in our Proxy Statement.
Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.
Sincerely,

Ambra R. Roth
Senior Vice President, General Counsel,
Human Resources and Secretary

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 4, 2021

The 2021 Annual Meeting of Stockholders of MACOM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, MA 01824, on Thursday, March 4, 2021 at 3:00 p.m. (Eastern Time). Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location or means of holding the meeting. If any such change is made, we will announce the change in advance, and details on how to participate will be filed as additional proxy materials. The purposes of the Annual Meeting are to:

1.	To elect one Class III director nominated by our board of directors and named in the accompanying proxy materials to serve until the 2024 annual meeting of stockholders;

2.	To conduct an advisory vote approving the compensation of our named executive officers for fiscal year 2020;

3.	To approve the MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan (the "2021 Omnibus Incentive Plan");

4.	To approve the MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan (the "2021 ESPP");

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2021; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Only holders of our common stock at the close of business on January 7, 2021 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
In accordance with Securities and Exchange Commission rules, on or about January 15, 2021, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Due to the COVID-19 pandemic, we request that you RSVP by emailing our investor relations department at ir@macom.com if you plan to attend the Annual Meeting in person so that we may ensure we have adequate space to allow for proper social distancing in an effort to promote the well-being of all that attend the Annual Meeting.

By order of the board of directors,
Ambra R. Roth
Senior Vice President, General Counsel,
Human Resources and Secretary
Lowell, Massachusetts
January 15, 2021
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on March 4, 2021
This Proxy Statement and our Annual Report are available at: www.proxyvote.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the board of directors of MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “MACOM,” “we,” “us” or “our”), of proxies to be voted at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), on or about January 15, 2021, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 7, 2021 (the “Record Date”).

The Annual Meeting will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 4, 2021 at 3:00 p.m. (Eastern Time). Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location or means of holding the Annual Meeting. If any such change is made, we will announce the change in advance, and details regarding how to participate will be filed as additional proxy materials.
What information is included in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and our current named executive officers for fiscal year 2020 and other information.
Who is entitled to vote?
Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 68,343,409 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy or letter from your broker, trust, bank or other nominee.
What am I voting on?
We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of one Class III director nominated by our board of directors and named in the accompanying proxy materials to serve until the 2024 annual meeting of stockholders;

2.	An advisory vote approving the compensation of our named executive officers for fiscal year 2020;

3.	To approve the 2021 Omnibus Incentive Plan;

4.	To approve the 2021 ESPP;

5.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2021; and

6.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
What are the Board’s recommendation?

Proposal		Board Recommendation
1.	Election of director;	For the Nominee
2.	The approval, on an advisory basis, of the compensation paid to our named executive officers;	For
3.	The approval of the 2021 Omnibus Incentive Plan;	For
4.	The approval of the 2021 ESPP; and	For
5.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2021.	For
How do I vote?
Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.
Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephone voting availability.
Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees, banks or other nominees and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?” and “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.
Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy or letter from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend. Due to the COVID-19 pandemic, we request that you RSVP by emailing our investor relations department at ir@macom.com if you plan to attend the Annual Meeting in person so that we may ensure we have adequate space to allow for proper social distancing in an effort to promote the well-being of all that attend the Annual Meeting.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851, Attn: Investor Relations Department, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of our director, the Class III director nominee receiving the largest number of votes will be elected. With respect to Proposals 2, 3, 4 and 5, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. Accordingly, with respect to Proposals 1, 2, 3 and 4, abstentions and broker non-votes are not counted as votes in favor of or against any proposal or director nominee, and with respect to Proposal 5, abstentions are not counted as votes in favor of or against the proposal, and we do not expect broker non-votes on the proposal.
What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 5) will be a routine matter and that the other proposals (Proposals 1, 2, 3 and 4) will be non-routine matters. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker will be entitled to exercise discretion to vote your shares only on the proposal to ratify the appointment of our independent registered public accounting firm, but your broker may not exercise discretion to vote on the other proposals.
What are the requirements for admission to the Annual Meeting?

Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of photo identification, such as a valid driver’s license or passport, to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares and a valid form of photo identification. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy. Due to the COVID-19 pandemic, we request that you RSVP by emailing our Investor Relations Department at ir@macom.com if you plan to attend the Annual Meeting in person so that we may ensure we have adequate space to allow for proper social distancing in an effort to promote the well-being of all that attend the Annual Meeting.

Who will pay for the cost of this proxy solicitation?
We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.
When will we announce the results of the voting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results become available.

SOCIAL RESPONSIBILITY, ENVIRONMENTAL SUSTAINABILITY AND RELATED POLICIES
We endeavor to integrate environmental, social and corporate governance ("ESG") practices that we believe will create long-term economic value for our stockholders, employees, communities and other constituents. Some of our environmental and social initiatives are discussed below. Our corporate governance program is discussed elsewhere in this Proxy Statement.

ESG Program

In fiscal year 2020, management commenced an in depth, multi-year, company-wide review of ESG-related matters and initiatives, with the goal of enhancing and/or creating additional policies, procedures and programs aimed at continuous improvement in these areas.

COVID-19 Response

In fiscal year 2020, we were focused on and continue to focus on ensuring the health and safety of our global workforce during the COVID-19 global pandemic, including by, among other things, facilitating, and for certain locations, requiring that certain employees work from home and implementing extensive health screening and sanitation policies at our facilities to ensure the safety of all essential employees. We will continue to prioritize the health and safety of our employees during the remainder of the COVID-19 pandemic and thereafter.

Corporate Culture and Employee Engagement

We are committed to fostering a corporate culture that encourages and seeks the betterment of the Company and the communities in which we conduct business. We strive to foster a sense of community and well-being that encourages our employees to focus on both their and the Company’s long-term success. We realize that continuous engagement with our employees in a transparent, collaborative manner that builds trust is vital to driving successful outcomes. Executive management regularly conducts town hall-style meetings with employees to address business operations, strategy, market conditions and other topics. This format encourages open dialogue and provides employees with an opportunity to ask questions and voice opinions and ideas.

We offer, among other things, competitive and balanced compensation programs commensurate with those of our peers and competitors, including, but not limited to, well-rounded healthcare, prescription drug and disability insurance benefits for our employees and their families, a 401(k) plan for our U.S.-based employees and equivalent retirement savings programs for our non-U.S.-based employees with a matching contribution by the Company, an employee stock purchase plan, competitive paid time-off benefits, a parental leave program following the birth, adoption or fostering of a child and an employee assistance plan that provides professional support, access to special programs and certain resources to our employees experiencing personal-, work-, financial- or family-related issues.

We are passionate about developing and growing our talent. We devote substantial efforts to retaining, motivating and supporting our employees by providing tuition and professional development reimbursement and opportunities for internal growth and advancement. Performance reviews are conducted at least annually for all employees, during which employees and managers address goals, development opportunities, strengths and weaknesses. We have also historically maintained an internship program that supports the professional development of interns and our employees. Our compensation policies recognize and reward individual and collective contributions to our growth and success.

We recognize and respect the freedom of employees to exercise their lawful rights, free association and collective bargaining. Certain of our employees working outside of the United States are represented by works councils. We value the relationships we have with not only those employees but their representation as well.

Employee Health and Safety

Providing our employees with a healthy and safe working environment is essential. Our goal is to reduce the potential for injury or illness by maintaining safe working conditions, such as providing proper tools and training to all employees. Additionally, we offer resources to our employees to encourage healthy habits, such as health coaches, wellness incentives and a diabetes prevention program.

Diversity and Inclusion

We are focused on cultivating a diverse and inclusive workforce where every employee feels valued and respected. Further, we are working to promote diversity through our hiring practices.

In addition, we seek to continuously reinforce our commitment to diversity and inclusion through our policies, ongoing training and internal reporting mechanisms. For example, all of our employees are required to acknowledge receipt of the Company's Code of Business Conduct and Ethics (the “Code of Conduct”), upon commencing employment and on an annual basis thereafter. The Code of Conduct sets out basic principles, guidelines and prohibitions to guide all employees, including with respect to equal employment opportunity, non-discrimination, anti-harassment, reporting suspected violations of the Code of Conduct and/or law, and prohibitions on retaliation for complying with the Code of Conduct.

Environmental Stewardship

We strive to reduce our environmental impact, with a particular emphasis on energy and water usage and indoor environmental quality.

For instance, at our Lowell, Massachusetts corporate headquarters, we promote environmental and energy efficiency awareness and encourage practices such as powering down office equipment at the end of the day, water and material conservation and recycling paper waste. We also have minimized our corporate travel requirements through the use of virtual meeting technology, reduced our number of printers and copiers by switching to electronic media and reduced waste streams from our corporate cafeteria. In addition, our Lowell, Massachusetts headquarters building, which was constructed in 2018, includes, among other things, motion sensor lighting, motion sensor and low flow water faucets and refillable water stations, electric vehicle charging stations and energy star appliances. In fiscal year 2020, we entered into an agreement with Renew Energy Partners to establish one of its "Microgrid-as-a-Service" systems (a self-contained combined heating and cooling power plant) at our Lowell, Massachusetts fabrication facility. This will help us to meet sustainability targets, improve energy efficiencies and achieve energy resilience at that facility.

Community Service and Philanthropy

We take an active role in supporting the communities in which we operate by partnering with organizations to administer charitable contributions, provide community service and organize the donation of goods to assist local families and individuals in need. We believe that our dedication to being a responsible corporate citizen has a direct and positive impact in the communities in which we operate and contributes to the strength of our reputation and our financial performance.

PROPOSAL 1: ELECTION OF DIRECTOR

Board Composition
As of January 15, 2021, the board of directors was composed of seven members, divided into three classes as follows:

•Class I directors: Peter Chung, Geoffrey Ribar and Gil VanLunsen, whose current terms will expire at our annual meeting of stockholders to be held in 2022;
•Class II directors: Charles Bland, Stephen Daly and Susan Ocampo, whose current terms will expire at our annual meeting of stockholders to be held in 2023; and
•Class III director: John Ocampo, whose current term will expire at this Annual Meeting.
If elected at the Annual Meeting, Mr. Ocampo will serve until the 2024 Annual Meeting of Stockholders, until his successor is duly elected and qualified or until his earlier death, resignation or removal. Proxies will be voted in favor of Mr. Ocampo unless the stockholder indicates otherwise on the proxy. Mr. Ocampo has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. The board of directors expects that Mr. Ocampo will be able to serve, but if he becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.
The Board of Directors Recommends a Vote “FOR”
the Class III Director Nominee.
Director Biographies
Below sets forth information concerning members of our board of directors as of January 15, 2021.
Class III Director Nominee for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders
John Ocampo, age 61, is a Class III director who has served as a director and as the Chairman of the board of directors since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs, LLC (“GaAs Labs”) since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, in 1984, served as a director of Sirenza from its inception in 1984 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. From October 2010 to October 2013, Mr. Ocampo served as a director of Ubiquiti, Inc. ("Ubiquiti"), a developer of networking technology for service providers and enterprises. Mr. Ocampo also serves as a director of various privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder (together with Mrs. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.
Directors Not Standing for Election at the Annual Meeting
Charles Bland, age 72, is a Class II director who has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk Radiology Holdings, Inc. (“NightHawk”), a provider of teleradiology services. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza, from July 2005 through its sale to RFMD in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland received his B.S. in Accounting and Finance from The Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring a broad and diverse perspective to our board of directors. His prior Chief Financial Officer and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.
Peter Chung, age 53, is a Class I director who has served as a director since December 2010. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director and the chairman of the compensation committee of A10 Networks, Inc., a provider of application networking technologies, and as a director and chairman of the nominating and corporate governance committee of Acacia Communications, Inc., a provider of high-speed coherent optical interconnect products.  Mr. Chung has also served as a director of numerous other public companies, including, most recently, Ubiquiti, from March 2010 to October 2013, NightHawk, from March 2004 to December 2010, SeaBright Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and general liability insurance, from October 2003 to May 2010, and Sirenza, from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications technology and semiconductor industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.
Stephen Daly, age 55, is a Class II director who has served as our President and Chief Executive Officer since May 2019 and has served as a director since March 2015. From January 2004 through March 2013, Mr. Daly served as the President of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military RF, microwave and millimeterwave applications. Mr. Daly also served as Hittite’s Chief Executive Officer from December 2004 through March 2013. He served as a member of Hittite’s board of directors from January 2004 through May 2013, and as its chairman from December 2005 through March 2013. From 1996 to 2004 he was employed in other application engineering, marketing and sales roles at Hittite. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. Mr. Daly’s leadership and management of our day-to-day operations and strategic direction, combined with his past leadership experience in our industry, make him a vital member of our board of directors.
Susan Ocampo, age 62, is a Class II director who has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza in 1984. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder (together with Mr. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.
Geoffrey Ribar, age 62, is a Class I director who has served as a director since March 2017. Mr. Ribar currently serves as a director of Everspin Technologies, Inc., a developer and manufacturer of discrete and embedded Magnetoresistive RAM (MRAM) and Spin-transfer Torque MRAM (STT-MRAM) technologies, and served as a director of Aquantia Corp., a provider of high-speed communications integrated circuits for Ethernet connectivity, from September 2017 until its acquisition by Marvell Technology in September 2019. Mr. Ribar has served as Senior Vice President and Chief Financial Officer of Cadence Design Systems, Inc. (“Cadence”), a provider of system design tools, software, intellectual property and services, from November 2010 to September 2017, and acted as a senior advisor to Cadence until his retirement in March 2018.   Previously, he served as Chief Financial Officer for a number of semiconductor companies, including Telegent Systems, Inc., SiRF Technology, Inc., Asyst Technology, Inc., Matrix Semiconductor, Inc. and nVidia Corporation. He received his B.S. degree in chemistry, and an M.B.A. from the University of Michigan. Mr. Ribar provides our board of directors with financial and accounting expertise based on his experience as a chief financial officer, as well as semiconductor industry expertise in areas ranging from global finance and mergers and acquisitions to investor relations.

Gil VanLunsen, age 77, is a Class I director who has served as a director since August 2010. Prior to his retirement in June 2000, Mr. VanLunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. VanLunsen held various positions of increasing responsibility with KPMG LLP and was elected partner in 1977. Mr. VanLunsen served as a member of the board of directors of Array Biopharma Inc., a biopharmaceutical company from 2002 until its sale to Pfizer Inc. in July 2019 and was the audit committee chairman from 2002 until 2018. He also served as a director and the chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation provider and its predecessor entities from 2005 until his retirement in 2015. Previously, Mr. VanLunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RFMD in November 2007.

Mr. VanLunsen received a B.S./B.A. in accounting from the University of Denver. Mr. VanLunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and the audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. VanLunsen has also developed strong domain knowledge of the operational and financial issues facing our Company and our industry.
There are no family relationships among any of our directors or executive officers, other than Mr. Ocampo, the Chairman of the board of directors, and Mrs. Ocampo, a director, who are married to each other.

CORPORATE GOVERNANCE

Board of Directors
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2020, including telephonic meetings, our board of directors held six meetings, the audit committee held nine meetings, the compensation committee held five meetings and the nominating and governance committee held two meetings. From time to time during fiscal year 2020, our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market (“Nasdaq”) also met separately in executive sessions at which only independent directors were present.
During fiscal year 2020, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which he or she served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Two of our directors attended our 2020 annual meeting of stockholders held in March 2020.
Director Independence
Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2020. Based on information requested from and provided by each director concerning his or her background, employment and affiliates, our board of directors has determined that Messrs. Bland, Chung, Ribar and VanLunsen qualify as “independent” according to the rules and regulations of the SEC and the Nasdaq listing requirements and rules. As of January 15, 2021, Messrs. Ocampo and Daly are not independent according to the rules and regulations of the SEC and the listing requirements and rules of Nasdaq because they are our employees, and Mrs. Ocampo is not independent because she is the spouse of one of our executive officers.
The listing requirements and rules of Nasdaq require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. As of January 15, 2021, the composition of our board of directors and its committees satisfied all such requirements.
Board Leadership Structure
Our board of directors does not currently have a policy as to whether the offices of Chairman of the board of directors and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman of the board of directors and Mr. Daly serving as Chief Executive Officer, is appropriate because it enables the board of directors as a whole to engage in oversight of management, promote communication between management and the board of directors and oversee governance matters and risk management activities, while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Daly as a result of their extensive experience in the semiconductor industry.
Risk Oversight
The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems, including risks associated with information security and technology (including cybersecurity). The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate their respective risk oversight roles.
Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers, employees and consultants from entering into certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds because such transactions allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.
Board Committees
The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/governance-documents. A summary of the duties and responsibilities of each committee is set forth below.
Audit Committee
Our audit committee consists of Messrs. Bland, Ribar and VanLunsen, with Mr. Ribar serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of our financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; reviews our information security and technology risks (including cybersecurity), including our information security and risk management programs; and reviews related person transactions that are required to be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Ribar and VanLunsen is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.
Compensation Committee
Our compensation committee consists of Messrs. Chung, Ribar and VanLunsen, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers and our board of directors. The compensation committee is also responsible for overseeing our equity compensation and other employee benefit plans, and for reviewing our Compensation Discussion and Analysis. In addition, the compensation committee oversees our submissions to stockholders on executive compensation matters, including stockholder advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans and engagement with proxy advisory firms and other stockholder groups on executive compensation matters. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq. Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to one or more senior executive officers the authority to make grants of equity-based compensation to eligible non-officer employees, subject to compliance with applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer compensation please refer to the section entitled, “Named Executive Officer Compensation, Compensation Discussion and Analysis – How We Set Executive Compensation.”
During fiscal year 2020, our compensation committee reviewed certain survey data and analyses and other benchmarking materials regarding executive and non-employee director compensation in connection with setting executive compensation. Our compensation committee did not engage a compensation consultant during fiscal year 2020.

Nominating and Governance Committee
Our nominating and governance committee consists of Messrs. Bland, Chung and VanLunsen, with Mr. Bland serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, receiving and reviewing nominations for such qualified individuals, making recommendations regarding candidates to serve on our board of directors and overseeing evaluations of the board of directors and its committees. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. The nominating and governance committee is also responsible for reviewing and making recommendations concerning the structure and function of the committees of our board of directors, after consultation with the applicable committee chairs, and for reviewing any stockholder proposals relating to governance matters and our response to such proposals. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable Nasdaq listing rules.
Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.
The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.
When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

DIRECTOR COMPENSATION
2020 Director Compensation
The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2020. Our employee directors, Messrs. Ocampo and Daly, did not receive any additional compensation for their services as directors during fiscal year 2020. The compensation Mr. Daly earned for his service as our President and Chief Executive Officer during fiscal year 2020 is set forth in the "2020 Summary Compensation Table" below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation	Total ($)
Charles Bland	65,000	129,990	(2)	—	194,990
Peter Chung	65,000	129,990	(2)	—	194,990
Susan Ocampo	45,000	—		—	45,000
Geoffrey Ribar	72,500	129,990	(2)	—	202,490
Gil VanLunsen	67,500	129,990	(2)	—	197,490
(1)The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock units granted in fiscal year 2020 to Messrs. Bland, Chung and Ribar and the restricted stock awards granted in fiscal year 2020 to Mr. VanLunsen, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 2, 2020. As of October 2, 2020, Messrs. Bland, Chung and Ribar each held unvested restricted stock units representing 5,414 shares of our common stock and Mr. VanLunsen held unvested restricted stock awards representing 5,414 shares of our common stock.
(2)On March 6, 2020, we granted each of Messrs. Bland, Chung and Ribar an annual restricted stock unit award representing 5,414 shares of our common stock for their services as directors during fiscal year 2020. In lieu of restricted stock units, Mr. VanLunsen elected to receive a restricted stock award representing 5,414 shares of our common stock for his service as a director during fiscal year 2020. Mrs. Ocampo has not been granted any equity-based compensation from the Company in respect of her service as a director.

Our non-employee directors are compensated under our non-employee director compensation program as described below. Our compensation program for our non-employee directors has two elements: cash compensation and equity-based compensation. Given her substantial holdings of our common stock, to date we have not granted equity-based compensation to Mrs. Ocampo for her service as a director.
Cash Compensation. The cash component of our non-employee director compensation program is as follows:
•a $45,000 annual cash retainer for each non-employee director;
•an additional annual cash retainer of $10,000 for each member of the audit committee, $7,500 for each member of the compensation committee and $5,000 for each member of the nominating and governance committee, in each case, other than the chair of such committee; and
•an additional annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and governance committee.
These cash payments are calculated and paid in quarterly installments and are prorated for partial quarters of board or committee service. Non-employee directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible for coverage under our health care plans at their election and at their sole expense.
Equity Compensation. For fiscal year 2020, non-employee directors were eligible to receive equity-based awards under the MACOM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan (as amended, our “2012 Omnibus Incentive Plan”). The equity component of our non-employee director compensation program is as follows:
•Each of our non-employee directors is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following the date of our annual meeting of stockholders representing a number of shares of common stock having a grant date fair market value of approximately $130,000. This award vests in full on February 15 of the calendar year immediately following the calendar year of its grant, subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. If a non-employee director first joins the board of directors after the annual grant for the calendar year of his or her appointment or election has been made, then he or she is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following his or her appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value equal to $130,000 prorated based on the number of calendar days remaining in the calendar year following such appointment or election. This award vests in full on the first February 15 following its grant date, subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan.
•In addition to and not in lieu of the annual grant described above, when a non-employee director first joins the board of directors, he or she is granted a one-time initial restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following his or her appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value of approximately $170,000. This award vests in three equal annual installments beginning on the date that is one year following the February 15, May 15, August 15 or November 15 that is soonest to follow the non-employee director’s date of appointment or election, in all cases subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. Such initial grants are not prorated.
In accordance with our non-employee director compensation program, on March 6, 2020 we granted each of Messrs. Bland, Chung and Ribar annual restricted stock units representing 5,414 shares of our common stock for their service as directors during fiscal year 2020, which will vest in full on February 15, 2021, subject to such non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. Mr. VanLunsen elected to receive a restricted stock award representing 5,414 shares of our common stock, subject to the same vesting terms as the restricted stock unit awards granted to the directors as outlined above. Our 2012 Omnibus Incentive Plan provides that the initial and annual non-employee director equity awards described above are granted automatically without the need for further action by our board of directors or the compensation committee, except that non-employee directors who beneficially own more than 25% of our common stock are not eligible to receive such automatic grants.

On January 5, 2021, our board of directors approved an equity compensation program for the benefit of our non-employee directors consistent with the program described above, which will be effective immediately following, and contingent upon, stockholder approval of the 2021 Omnibus Incentive Plan (as set forth in Proposal 3) and will serve to replace the non-employee director equity compensation program currently provided pursuant to the terms of the 2012 Omnibus Incentive Plan.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of January 15, 2021:

Name	Age	Position
John Ocampo	61	Chairman
Stephen Daly	55	President and Chief Executive Officer
John Kober	51	Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	59	Senior Vice President, Technology
Robert Dennehy	47	Senior Vice President, Operations
Donghyun Thomas Hwang	57	Senior Vice President, Global Sales
Ambra Roth	39	Senior Vice President, General Counsel, Human Resources and Secretary
For biographical information for Messrs. Ocampo and Daly, please refer to the section entitled “Proposal 1: Election of Director.”
John Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Prior to that, Mr. Kober served as our Vice President, Finance, Corporate Controller since August 2015. Prior to joining MACOM, Mr. Kober served as Vice President, Corporate Controller and Treasurer at CIRCOR International Inc., a manufacturer of highly engineered products and sub-systems for applications in energy, industrial, aerospace, defense and other global markets from September 2005 to August 2015. Mr. Kober earned his B.S.B.A. in Accounting at the University of Rhode Island and his MBA in Finance from Seton Hall University.

Dr. Douglas Carlson has served as our Senior Vice President, Technology, since September 2019. From October 2017 through September 2019, he served as our Senior Vice President and General Manager, RF & Microwave, from August 2017 through September 2017, he served as our Senior Vice President, Technology, and from October 2016 through July 2017 he served as our Vice President, Technology Development. Prior to that he held the position of Director of Aerospace and Defense Strategy since April 2013. From August 2012 to April 2013, Dr. Carlson was Director, Aerospace and Defense Business Development, and from October 2010 to August 2012, he held the position of Chief Engineer. Before joining MACOM in 1990, Dr. Carlson served on the research staffs of MIT and Bell Laboratories. Dr. Carlson holds a ScB in Electronic Materials from Brown University and a ScD in Electronic Materials from the Massachusetts Institute of Technology.

Robert Dennehy has served as our Senior Vice President, Operations, since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President, Global Sales, since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite, including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by ADI, Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

Ambra Roth has served as our Senior Vice President, General Counsel, Human Resources and Secretary since October 2019. Prior to that, Ms. Roth served as Vice President, General Counsel and Secretary since May 2018, and in roles of increasing responsibility since joining MACOM in December 2013, including most recently as Associate General Counsel from April 2017 until May 2018. Prior to joining MACOM, Ms. Roth served as Associate General Counsel for Mindspeed Technologies, Inc., a provider of semiconductor networking solutions, which she joined in November 2007. Ms. Roth has over 14 years of in-house legal experience representing technology companies, having started her legal career at Vivendi Universal Games, Inc., a video games publisher and holdings company for Sierra Entertainment and Blizzard Entertainment. Ms. Roth holds a Bachelor of Arts in Political Science and French from Loyola Marymount University and a Juris Doctor from Loyola Law School.

NAMED EXECUTIVE OFFICER COMPENSATION,
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
This compensation discussion and analysis provides information about our executive compensation programs for fiscal year 2020 as they relate to the following “named executive officers,” whose compensation is presented in the tables and accompanying narratives following this discussion:

•Stephen Daly, President and Chief Executive Officer

•John Kober, Senior Vice President and Chief Financial Officer

•Dr. Douglas Carlson, Senior Vice President, Technology

•Robert Dennehy, Senior Vice President, Operations

•Donghyun Thomas Hwang, Senior Vice President, Global Sales
Objectives of Our Executive Compensation Programs
The compensation committee of our board of directors oversees the compensation programs covering our executive officers, including our named executive officers, under its authority as delegated by our board of directors. These compensation programs are designed to:

•attract and retain the best executive talent;

•motivate our executives to achieve our financial and business goals; and

•align our executives’ interests with those of our stockholders to drive increased stockholder value.

To achieve these goals, we structure our executive compensation programs to provide a competitive level of total compensation and create a strong link with our financial and business results by tying a significant portion of each executive’s compensation to the achievement of specific performance goals that we expect will increase stockholder value. The key elements of the performance-based compensation provided to our named executive officers in fiscal year 2020 were our equity program, which included performance-based restricted stock units and our cash incentive programs, each as described below.
How We Set Executive Compensation
The compensation in effect for our named executive officers for fiscal year 2020 reflects a combination of individually negotiated compensation arrangements that we have entered into with certain of our named executive officers, as described below, and a total compensation program for our executive officers developed in prior periods by our compensation committee and further refined by it in fiscal year 2020 as described in more detail below. Our compensation committee annually reviews and periodically adjusts the total compensation payable to our named executive officers based on the information and factors discussed below and recommendations made by our Chief Executive Officer from time to time (other than with respect to his own compensation).
During fiscal year 2020, our compensation committee used industry total compensation data previously compiled in fiscal year 2018 by Radford Consulting (“Radford”), our former compensation consultant, and industry proxy statement data as a reference in evaluating and refining our executive compensation programs. More specifically, during fiscal year 2020 our compensation committee reviewed the compensation data previously compiled by Radford from companies with $200 million to $2.0 billion in annual revenue and proxy statement data gathered from a “peer group” of companies that we considered similar to us in terms of business lines or in terms of potential competition for executive talent: Cabot Microelectronics Corporation, Cirrus Logic Inc., Cypress Semiconductor Corporation, Diodes Incorporated, Entegris, Inc., Inphi Corporation, Integrated Device Technology, Inc., IPG Photonics Corporation, MaxLinear, Inc., MKS Instruments, Inc., Monolithic Power Systems, Inc., Power Integrations Inc., Rambus Inc., Semtech Corporation, Silicon Laboratories Inc., Teradyne Inc. and Xperi Corporation.

Using such industry total compensation and proxy statement data, as well as subjective factors, such as the relative importance we place on each role within the Company, review of the factors utilized by peer group members in setting equity compensation practices, internal pay equity and other factors, our compensation committee in fiscal year 2020 determined to apply the previously established total compensation “targets” for each of our executive officer positions. Our compensation committee then developed a total compensation program, primarily consisting of base salary, short-term cash incentives and long-term equity incentives, as discussed in further detail below, designed to provide each executive officer with the opportunity to realize targeted total compensation while furthering the objectives of our executive compensation programs described above. Our executive compensation programs have generally been carried forward through fiscal year 2020 but refined from time to time based on our compensation committee’s review of the industry total compensation, proxy statement data and subjective factors described above, with adjustments as noted in “Elements of Compensation” below. We did not specifically benchmark the total compensation or individual components of compensation for our named executive officers in fiscal year 2020. Based on our review of the data described above, we believe that the total compensation provided to our named executive officers in fiscal year 2020 was generally below market median to market median overall assuming a “target” level of achievement against the performance targets applicable to the short-term cash incentives and long-term equity incentives granted to such named executive officers in fiscal year 2020 (discussed in more detail below), and market median to above market median overall assuming a “maximum” level of achievement against such performance targets. In addition, as part of its review of fiscal year 2020 total compensation the compensation committee took into consideration the outcome of our fiscal year 2019 say on pay proposal and determined that, while the fiscal year 2019 compensation was appropriate due to the specific circumstances that arose in fiscal year 2019, those factors were not relevant in fiscal year 2020 and a total compensation program for fiscal year 2020 more in line with years prior to fiscal year 2019 was appropriate.
Following a fulsome review of our existing compensation practices and philosophy and, in connection therewith, our compensation committee made the determination to eliminate performance stock options as a component to our executive compensation program for fiscal year 2020.
Elements of Executive Compensation

Our compensation programs for our named executive officers primarily consist of the following elements:

•base salary and benefits;
•short-term cash incentives; and
•long-term equity incentives.

Base Salary and Benefits

Base Salary. The base salary for each of our named executive officers for fiscal year 2020 was determined by our compensation committee and is intended to reflect each executive’s relative level of experience and responsibility.

In fiscal year 2020, the compensation committee approved a 9.7% annual base salary increase for Mr. Kober to better align his compensation with our peers and market data, and annual base salary increases of approximately 2% for each of Dr. Carlson and Messrs. Dennehy and Hwang. In determining these base salary increases, our compensation committee considered the industry total compensation and proxy statement data discussed above, as well as other market data. Based on such considerations, our compensation committee determined that such base salary increases were appropriate to maintain competitive levels of base salary for each of these individuals.

The following table shows the annual base salaries for each of our named executive officers as of the end of fiscal year 2020.

Fiscal Year 2020
Name	Annual Base Salary
Stephen Daly	$675,000
President and Chief Executive Officer
John Kober	$395,000
Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	$368,000
Senior Vice President, Technology
Robert Dennehy	$380,000
Senior Vice President, Operations
Donghyun Thomas Hwang	$355,000
Senior Vice President, Global Sales
Benefits. We generally provide our named executive officers health and welfare benefits, including health benefits and life insurance coverage, as well as the opportunity to participate in and receive matching contributions under our 401(k) plan, in each case, on the same terms as our other salaried employees. We also reimburse up to $2,500 per year in personal tax and financial planning expenses for our executive officers.

Short-Term Cash Incentives

During fiscal year 2020, our cash incentive programs were comprised of two six-month performance periods within our fiscal year, with performance goals for each based on non-GAAP adjusted operating income during the period but with different threshold, target and maximum performance goals for each period, as described below. For fiscal year 2020, we selected adjusted operating income as the performance metric for these programs because we believe it is a driver of stockholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as the effect, where applicable, of amortization expense, share-based and non-cash compensation expense, impairment and restructuring charges, and acquisition, integration and restructuring-related costs.

Our compensation committee determined the adjusted operating income goals for each performance period based on our historic adjusted operating income, our annual business plan and sequential revenue projections. These goals were intended to be challenging, yet attainable, and align the interests of our executives with those of our stockholders by providing for a payout only in the event of exceptional performance that it believed would result in a meaningful increase in stockholder value.

Our compensation committee determined the target and maximum cash incentive opportunities for each of our named executive officers for fiscal year 2020 based on its business judgment regarding the appropriate level of incentive opportunities to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, the compensation committee considered such named executive officer’s historical level of incentive opportunities, base salary and level of incentive opportunities relative to those of our other named executive officers, the industry total compensation and proxy statement data discussed above as well as our fiscal year 2019 management transition and subsequent performance, restructuring activities and related efforts. Based on these considerations, our compensation committee adjusted the cash incentive opportunities (as a percentage of base salary) for all of our named executive officers for fiscal year 2020 to the levels set forth in the below table. The incentive opportunity for our named executive officers was also subject to potential discretionary increase or reduction based on individual performance during the period. The following table shows the target cash incentive opportunity of each of our named executive officers eligible to receive a bonus for fiscal year 2020 depending on achievement against applicable performance metrics, expressed as a percentage of each executive’s annual base salary.

Name	Fiscal Year 2020 Target Cash Incentive Opportunity (% of Base Salary)
Stephen Daly	100%
President and Chief Executive Officer
John Kober	75%
Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	50%
Senior Vice President, Technology
Robert Dennehy	50%
Senior Vice President, Operations
Donghyun Thomas Hwang	50%
Senior Vice President, Global Sales

First Half Fiscal Year 2020 Program. The performance goals below were established such that the achievement of the target performance goal would result in a payout of 50% of the named executive officer’s target cash incentive opportunity and the achievement of the maximum would result in a payout of 100% of the named executive officer’s target cash incentive opportunity. Payments under the cash incentive program for the first half of fiscal year 2020 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended April 3, 2020:

First Half Fiscal Year 2020 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$28.5 million	$28.5 million	$32.2 million	$32.5 million

Under the first half fiscal year 2020 program, if performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $2.4 million for target performance and at $4.8 million for maximum performance. For performance falling between the target and maximum levels, a total pool would be funded at a rate of $0.393 per $1.00 of adjusted operating income achieved in excess of the target level, up to the maximum level. Each of Messrs. Daly, Kober, Dennehy and Hwang and Dr. Carlson, would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the first half of fiscal year 2020 (see the “Actual Performance” column in the table above), each named executive officer received a cash incentive payment for the first half of fiscal year 2020 equal to their target which was the approved payout at the maximum performance level.

Second Half Fiscal Year 2020 Program. The performance goals below were established such that the achievement of the target performance goal would result in a payout of 100% of the named executive officer’s target cash incentive opportunity and the achievement of the maximum would result in a payout of 150% of the named executive officer’s target cash incentive opportunity. Payments under the cash incentive program for the second half of fiscal year 2020 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended October 2, 2020:

Second Half Fiscal Year 2020 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$46.8 million	$52.1 million	$59.5 million	$63.4 million

Under the second half fiscal year 2020 program, if performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $5.2 million for target performance and $7.8 million for maximum performance. For performance falling between the threshold and target levels, the total pool would be funded at a rate of $0.897 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, the total pool would be funded at a rate of $0.260 per $1.00 of adjusted operating income achieved in excess of the target level, up to the maximum level. Each of Messrs. Daly, Kober, Dennehy and Hwang and Dr. Carlson would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the second half of fiscal year 2020 (see the “Actual Performance” column in the table above), each named executive officer received a cash incentive payment for the second half of fiscal year 2020 equal to 150% of their target level, which was the approved payout at the maximum performance level.
Long-Term Equity Incentives

Our fiscal year 2020 long-term equity incentive program is comprised of two components: time-based equity incentives, which are provided in the form of restricted stock units, and performance-based equity incentives, which are provided in the form of performance-based restricted stock units. In fiscal year 2020, our compensation committee granted to each of Messrs. Daly, Kober, Dennehy and Hwang and Dr. Carlson time- and performance-based restricted stock units.

The size of each award was determined by the compensation committee based on its consideration of the industry total compensation and proxy statement data described above.
Time-Based Equity Incentives.
In fiscal year 2020, as part of our annual equity compensation program, we provided each of our named executive officers with long-term equity incentives through the grant of restricted stock units subject to time-based vesting under our 2012 Omnibus Incentive Plan. Our compensation committee granted restricted stock units because they believe they provide a valuable retention incentive to our executives. In addition, our compensation committee believes that because restricted stock units require fewer shares to deliver the same amount of retention incentive to a given executive than a stock option award, RSUs also reduce the overall potential dilution to our stockholders from our equity compensation programs. In addition to the awards granted as part of our annual equity compensation program, on October 29, 2019, each of our named executive officers received a one-time grant of 20,000 RSUs for their efforts during our fiscal year 2019 management transition (the "Transition Awards").
In fiscal year 2020, including the Transition Awards, we granted Mr. Daly 45,274 restricted stock units, Mr. Kober 31,000 restricted stock units, Dr. Carlson 27,751 restricted stock units, Mr. Dennehy 28,004 restricted stock units and Mr. Hwang 27,477 restricted stock units, in each case, subject to time-based vesting based on their continued employment with us over three years. Our compensation committee approved these restricted stock unit awards based on its review of peer group and other market data business judgment that they reflected an appropriate level of long-term incentive necessary to retain these executives and, our compensation committee approved of the Transition Awards, based on its review and assessment of the efforts undertaken by the named executive officers in connection with our fiscal year 2019 management transition and subsequent performance.
Performance-Based Equity Incentives.
In addition to the time-based restricted stock unit awards described above, in fiscal year 2020, as part of our annual equity compensation program, we granted Mr. Daly 37,912 restricted stock units, Mr. Kober 16,500 restricted stock units, Dr. Carlson 11,626 restricted stock units, Mr. Dennehy 12,005 restricted stock units and Mr. Hwang 11,215 restricted stock units, in each case, subject to performance-based vesting conditions described below.

As was the case in prior years, performance-based restricted stock units are eligible to be earned and vest based on our non-GAAP Adjusted EPS ("Adjusted EPS") growth during the applicable performance period. Adjusted EPS is a non-GAAP financial metric. Our calculation of  Adjusted EPS is calculated by dividing Adjusted net income (loss), which excludes discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, as well as certain tax items, by Adjusted diluted shares. Adjusted EPS growth was selected as the applicable performance metric for performance-based restricted stock units granted in fiscal year 2020 and prior fiscal years because our compensation committee believes that growth in Adjusted EPS is a key driver of increases in stockholder value. An explanation of how we calculate Adjusted EPS is contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 5, 2020.

The performance-based restricted stock units granted to our named executive officers are divided into three equal tranches, with one tranche eligible to be earned and to vest based on our Adjusted EPS growth during fiscal year 2020, one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2020-2021 and one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2020-2022, with Adjusted EPS growth goals for performance periods spanning multiple fiscal years based on compound annual growth. For each tranche, recipients can earn between 0% to 300% of the target number of performance-based restricted stock units, depending on actual performance, with 50% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 5%), 100% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 10%), 200% of the target number of performance-based restricted stock units earned if upside performance is achieved (Adjusted EPS growth of 20%) and 300% of the target number of performance-based restricted stock units earned if maximum performance is achieved (Adjusted EPS growth of 30%), and, in each case, with straight-line interpolation between performance levels. To the extent earned, performance-based restricted stock units for each tranche will vest and be settled following the announcement to the financial markets of our financial performance associated with the applicable performance period, generally subject to continued employment with us through the settlement date.

Other than Mr. Kober, each of our named executive officers also held performance-based restricted stock units that were granted in prior fiscal years and that were eligible to vest based on Adjusted EPS growth during a performance period that included fiscal year 2020.

The table below sets forth (1) Adjusted EPS growth goals for performance-based restricted stock units granted in fiscal year 2020, (2) Adjusted EPS growth goals for performance-based restricted stock units granted in previous years with a performance period that included fiscal year 2020, (3) our actual Adjusted EPS growth for the applicable performance period and (4) the percentage of performance-based restricted stock units that were earned based on such performance:

Fiscal Year of Grant	Performance Period (Fiscal Year(s))	Threshold (50% of Target Tranche of Performance- Based RSUs Earned)	Target (100% of Target Tranche of Performance- Based RSUs Earned)	Upside (200% of Target Tranche of Performance- Based RSUs Earned)	Maximum (300% of Target Tranche of Performance- Based RSUs Earned)	Actual Performance	% of Target Tranche of Performance- Based RSUs Earned
2020	2020	5%	10%	20%	30%	117.8%	300%
2019	2019-2020	5%	10%	20%	30%	37.3%	300%
2018	2018-2020	5%	10%	20%	30%	—%	—%

Severance Arrangements

We believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our President and Chief Executive Officer, and to minimize the potential for him to be distracted from performing his duties by the potential prospect of a termination of employment. Therefore, we have agreed to provide our President and Chief Executive Officer with severance benefits as set forth in his employment agreement, as described below.
In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by a potential change in control, we adopted the MACOM Technology Solutions Holdings, Inc. Change in Control Plan (as amended, the “CIC Plan”), which was subsequently amended in 2017, in which each of our named executive officers participates and which provides severance protection to plan participants in the event their employment is terminated under certain circumstances in connection with a change in control. In adopting and subsequently amending the CIC Plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs by helping to retain those executives who are participants in this plan. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments.
Restrictive Covenants
From time to time we enter into restrictive covenant agreements with certain of our key executives in order to secure the employment of those persons who may be key to our success for a period of time, to prevent competitors from hiring such personnel away from us, and to protect our confidential information, intellectual property and relationships with employees, independent contractors, vendors and customers. Mr. Daly’s employment agreement contains non-solicitation provisions pursuant to which he has agreed not to solicit our employees, consultants, customers, partners or vendors during his employment and for a period of 12 months following termination of his employment. All of our named executive officers are party to a Confidentiality and Invention Assignment Agreement, under which they have agreed not to solicit our employees, consultants, customers, partners or vendors during their employment and for 12 months following termination of employment and have agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Compensation Risk Assessment

Our compensation committee regularly reviews our compensation and benefits programs, policies and practices, including its executive compensation program and its incentive-based compensation programs for its executive officers, to determine whether such programs, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Our compensation and governance-related policies are enhanced by our clawback policy, described below, as well as a policy prohibiting hedging and pledging of our securities by our directors and officers, including our executive officers. Based on its assessment, our compensation committee does not believe that our compensation programs, policies and practices, in conjunction with our existing processes and controls, create risks that are reasonably likely to have a material adverse effect on our business and operations.

Clawback Policy

In November 2018, we adopted a clawback policy that covers our current and former employees at the level of Vice President and above, including all of our named executive officers. Under the policy, if there is a restatement of our financial results due to material non-compliance with financial reporting requirements, certain cash- and equity-based incentive compensation paid or awarded to covered employees will be subject to cancellation and/or repayment, in our compensation committee’s discretion, if it was based on the erroneous financial results, was in excess of the amount that would have otherwise been paid or awarded and the employee’s conduct was a material factor in the obligation to restate the results.
Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to certain of its executive officers. Therefore, compensation paid to certain of our executive officers in excess of $1 million in a taxable year will not be deductible. The compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, and in furtherance of that responsibility, the compensation committee has authorized and will, in its judgment, continue to authorize compensation that may otherwise be limited as to tax deductibility.

The compensation committee also considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Say on Pay

At our 2020 annual meeting of stockholders, our stockholders approved on an advisory basis to hold future advisory votes on the compensation of our named executive officers annually. At our 2020 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers by 55.67% of the shares voted. We believe these results reflect that our fiscal year 2019 compensation was indicative of a year of transition in our management team, in which one-time awards and arrangements were necessary to attract and retain the best executive talent, and not of our typical compensation philosophy. Accordingly, our compensation committee decided to align our fiscal year 2020 compensation program more closely with programs in place prior to fiscal year 2019. Our current policy is to provide stockholders with an opportunity to vote on the compensation of our named executive officers every year.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the compensation committee:
Peter Chung (Chairman)
Geoffrey Ribar
Gil VanLunsen

2020 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to our named executive officers for fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen Daly (4)	2020	675,000		1,884,914		—	843,750	9,901	3,413,565
President and Chief	2019	275,512	(5)	6,295,274	(6)	1,539,000	—	463	8,110,249
Executive Officer
John Kober	2020	395,000		1,027,425		—	370,313	9,279	1,802,017
Senior Vice President and	2019	326,719		1,260,516		—	—	8,934	1,596,169
Chief Financial Officer
Dr. Douglas Carlson	2020	368,000		851,724		—	230,000	9,219	1,458,943
Senior Vice President,	2019	357,156		1,124,276		215,100	—	9,027	1,705,559
Technology
Robert Dennehy	2020	380,000		865,395		—	237,500	7,640	1,490,535
Senior Vice President,	2019	367,762		1,652,110		215,100	—	4,379	2,239,352
Operations	2018	362,261		355,875		465,000	—	4,848	1,187,984
Donghyun Thomas Hwang	2020	355,000		836,908		—	221,875	9,190	1,422,973
Senior Vice President,	2019	344,359		1,064,408		107,550	—	9,000	1,525,318
Global Sales
(1)The amounts included under the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the restricted stock unit and stock option awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 2, 2020. With respect to the performance-based restricted stock unit awards granted to our named executive officers during fiscal year 2020, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100% of target levels. The aggregate grant date fair value of such awards would be $2,460,110, $1,070,685, $779,004 and $727,741 for each of Messrs. Daly, Kober, Dennehy and Hwang, respectively, and $754,411 for Dr. Carlson if maximum performance levels were achieved for all three tranches.
(2)Represents the cash incentives earned by each named executive officer under our cash incentive programs for each fiscal year. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs for fiscal year 2020.
(3)Consists of the Company's contributions to 401(k) Plan accounts, the cost of basic life insurance premiums, and personal tax and financial planning reimbursements made to each named executive officer in fiscal year 2020.
(4)Mr. Daly was appointed as our President and Chief Executive Officer on May 16, 2019. Amounts in the Summary Compensation Table for fiscal year 2019 with respect to Mr. Daly relate to compensation for his service as our President and Chief Executive Officer and as a member of our board of directors during fiscal year 2019.
(5) Amount includes director fees paid to Mr. Daly for his service as a member of our board of directors, as well as his service as a member of our audit committee and a member of our compensation committee, in each case from September 29, 2018 through his appointment as our President and Chief Executive Officer on May 16, 2019 ($38,976) and Mr. Daly’s base salary as our President and Chief Executive Officer from May 16, 2019 through September 27, 2019 ($236,536).
(6)    Amount includes the aggregate grant date fair value of the time-based restricted stock unit award granted to Mr. Daly in his capacity as a member of our board of directors ($129,992) and the aggregate grant date fair value of the time- and performance-based restricted stock unit award granted to Mr. Daly in connection with the commencement of his employment as our President and Chief Executive Officer ($6,165,282), each as computed as described in Footnote (1) to this Summary Compensation Table. Mr. Daly retained only a pro-rata portion of the restricted stock unit award granted to Mr. Daly in his capacity as a member of our board of directors (based on the number of days he served as a director from the grant date of such award through his date of hire), and the remainder of such restricted stock units were forfeited as of his hire date. Following his appointment as our President and Chief Executive Officer, Mr. Daly did not receive additional compensation for services as a member of our board of directors.

2020 Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended October 2, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Stephen		—	675,000	843,750	—	—	—	—	—
Daly	10/29/2019	—	—	—	18,956	37,912	113,736	—	820,037
	10/29/2019	—	—	—	—	—	—	25,274	546,677
	11/17/2019	—	—	—	—	—	—	20,000	518,200
John		—	296,250	370,313	—	—	—	—	—
Kober	10/29/2019	—	—	—	8,250	16,500	49,500	—	356,895
	10/29/2019	—	—	—	—	—	—	11,000	237,930
	10/29/2019	—	—	—	—	—	—	20,000	432,600
Dr.		—	184,000	230,000	—	—	—	—	—
Douglas	10/29/2019	—	—	—	5,813	11,626	34,878	—	251,470
Carlson	10/29/2019	—	—	—	—	—	—	7,751	167,654
	10/29/2019	—	—	—	—	—	—	20,000	432,600
Robert		—	190,000	237,500	—	—	—	—	—
Dennehy	10/29/2019	—	—	—	6,003	12,005	36,015	—	259,668
	10/29/2019	—	—	—	—	—	—	8,004	173,127
	10/29/2019	—	—	—	—	—	—	20,000	432,600
Donghyun		—	177,500	221,875	—	—	—	—	—
Thomas	10/29/2019	—	—	—	5,608	11,215	33,645	—	242,580
Hwang	10/29/2019	—	—	—	—	—	—	7,477	161,728
	10/29/2019	—	—	—	—	—	—	20,000	432,600

(1)Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2020 Grants of Plan-Based Awards Table represent the cash incentive award opportunities for each named executive officer under our cash incentive programs for fiscal year 2020. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs. Amounts in the "Non-Equity Incentive Plan Compensation" column of the 2020 Summary Compensation Table represent the cash incentive awards actually earned by each named executive officer under our cash incentive programs for fiscal year 2020.
(2)Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the 2020 Grants of Plan-Based Awards Table represent performance-based restricted stock unit awards granted to each named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2020.
(3)Amounts represent time-based restricted stock units granted to the named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2020. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.
(4)Reflects the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2020, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended October 2, 2020. With respect to the performance-based restricted stock unit awards granted to our named executive officers, during fiscal year 2020, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100%. The aggregate grant date fair value of such awards would be $2,460,110, $1,070,685, $779,004, $727,741, for Messrs. Daly, Kober, Dennehy, and Hwang respectively, and $754,411 for Dr. Carlson if maximum performance levels were achieved.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Messrs. Daly, Kober, Dennehy and Hwang each have an employment agreement with the Company. Dr Carlson has a promotion letter with the Company.

Stephen Daly. Mr. Daly has served as our President and Chief Executive Officer since May 2019. Pursuant to his employment agreement, effective May 16, 2019, he is entitled to receive an annual base salary, which as of the end fiscal year 2020 was $675,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2020 of 100% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2020 of 200% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Daly is eligible to participate in the Company’s benefit plans as in effect from time to time.

John Kober. Mr. Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Pursuant to his employment agreement, effective May 23, 2019, he is entitled to receive an annual base salary, which as of the end of fiscal year 2020 was $395,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2020 of 75% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2020 of 150% of his annual base salary, in each case, subject to achievement of applicable performance targets. In addition, during the term of his employment, Mr. Kober is eligible to participate in the Company’s benefit plans as in effect from time to time.

Dr. Douglas Carlson. Dr. Carlson has served as our Senior Vice President, Technology, since September 2019, and has been with the Company since 1990. Under Dr. Carlson’s promotion letter, effective August 15, 2016, he is entitled to receive an annual base salary, which as of the end of fiscal year 2020 was $368,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2020 of 50% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2020 of 100% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Dr. Carlson is eligible to participate in the Company’s benefit plans as in effect from time to time.

Robert Dennehy. Mr. Dennehy has served as our Senior Vice President, Operations since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. Under Mr. Dennehy’s employment agreement, effective October 1, 2013, he is entitled to receive an annual base salary, which as of the end of fiscal year 2020 was $380,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2020 of 50% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2020 of 100% of his annual base salary, in each case, subject to the achievement applicable performance targets. In addition, during the term of his employment, Mr. Dennehy is eligible to participate in the Company’s benefit plans as in effect from time to time.

Donghyun Thomas Hwang. Mr. Hwang has served as our Senior Vice President, Global Sales, since January 2015. Under Mr. Hwang’s employment agreement, effective August 15, 2014, he is entitled to receive an annual base salary, which as of the end of fiscal year 2020 was $355,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2020 of 50% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2020 of 100% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Hwang is eligible to participate in the Company’s benefit plans as in effect from time to time.

For a description of the severance payments and benefits to which each of our named executive officers is entitled upon certain qualifying terminations of employment, please see the “Payments Upon Termination or Change of Control” section of this Proxy Statement below.

2020 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth the outstanding equity awards held by each of our named executive officers at October 2, 2020.

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Unearned Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen	5/31/2019	—	—	190,000(2)	14.15	5/31/2029	—	—	—	—
Daly	5/31/2019	—	—	—	—	—	49,998(3)	1,689,932	100,002(4)	3,380,068
	5/31/2019	—	—	—	—	—	—	—	100,000(5)	3,380,000
	10/29/2019	—	—	—	—	—	37,911(3)	1,281,392	75,825(4)	2,562,885
	5/31/2019	—	—	—	—	—	108,992(6)	3,683,930	—	—
	10/29/2019	—	—	—	—	—	25,274(7)	854,261	—	—
	11/17/2019	—	—	—	—	—	20,000(8)	676,000	—	—
John	10/29/2019	—	—	—	—	—	16,500(3)	557,700	33,000(4)	1,115,400
Kober	3/14/2017	—	—	—	—	—	1,712(9)	57,866	—	—
	3/15/2018	—	—	—	—	—	2,918(10)	98,628	—	—
	5/31/2018	—	—	—	—	—	2,500(10)	84,500	—	—
	3/15/2019	—	—	—	—	—	12,591(11)	425,576	—	—
	5/30/2019	—	—	—	—	—	46,709(12)	1,578,764	—	—
	10/29/2019	—	—	—	—	—	11,000(7)	371,800	—	—
	10/29/2019	—	—	—	—	—	20,000(7)	676,000	—	—
Dr.	11/6/2018	—	—	30,000(13)	16.06	11/6/2025	—	—	—	—
Douglas	11/6/2018	—	—	—	—	—	11,406(14)	385,523	11,412(15)	385,726
Carlson	11/19/2018	—	—	—	—	—	46,665(14)	1,577,277	46,668(16)	1,577,378
	10/29/2019	—	—	—	—	—	11,625(3)	392,925	23,253(4)	785,951
	3/14/2017	—	—	—	—	—	1,000(9)	33,800	—	—
	11/9/2017	—	—	—	—	—	2,049(17)	69,256	—	—
	11/6/2018	—	—	—	—	—	7,532(18)	254,582	—	—
	10/29/2019	—	—	—	—	—	7,751(7)	261,984	—	—
	10/29/2019	—	—	—	—	—	20,000(7)	676,000	—	—
Robert	4/29/2014	30,000(19)	—	—	17.50	4/29/2024	—	—	—	—
Dennehy	11/6/2018	—	—	30,000(13)	16.06	11/6/2025	—	—	—	—
	11/6/2018	—	—	—	—	—	20,493(14)	692,663	20,493(15)	692,663
	11/19/2018	—	—	—	—	—	69,999(14)	2,365,966	70,002(16)	2,366,068
	10/29/2019	—	—	—	—	—	12,003(3)	405,701	24,012(4)	811,606
	11/9/2016	—	—	—	—	—	974(20)	32,921	—	—
	11/9/2017	—	—	—	—	—	1,948(17)	65,842	—	—
	11/6/2018	—	—	—	—	—	7,159(18)	241,974	—	—
	10/29/2019	—	—	—	—	—	8,004(7)	270,535	—	—
	10/29/2019	—	—	—	—	—	20,000(7)	676,000	—	—
Donghyun	11/6/2018	—	—	15,000(13)	16.06	11/6/2025	—	—	—	—
Thomas	11/6/2018	—	—	—	—	—	19,188(14)	648,554	19,194(15)	648,757
Hwang	11/19/2018	—	—	—	—	—	36,666(14)	1,239,311	36,666(16)	1,239,311
	10/29/2019	—	—	—	—	—	11,214(3)	379,033	22,431(4)	758,168
	11/9/2016	—	—	—	—	—	912(20)	30,826	—	—
	11/9/2017	—	—	—	—	—	1,824(17)	61,651	—	—
	11/6/2018	—	—	—	—	—	6,703(18)	226,561	—	—
	10/29/2019	—	—	—	—	—	7,477(7)	252,723	—	—
	10/29/2019	—	—	—	—	—	20,000(7)	676,000	—	—
(1)Amounts based on the fair market value of our common stock of $33.80 per share, which was the closing price of our common stock on October 2, 2020 as reported on Nasdaq.
(2)Represents a stock option that will vest if the closing price of our common stock equals or exceeds $38.37 per share for a period of 30 consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(3)Represents a performance-based restricted stock unit award that was earned based on fiscal year 2020 Adjusted EPS growth. The award was earned at Maximum performance and vested on November 5, 2020 at 300%.
(4)Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2020 and 2021, and fiscal years 2020 through 2022. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2020 and 2021 will vest in November 2021 and the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2020 through 2022 will vest in November of 2022, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date. Based on the level of achievement in fiscal year 2020, the number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future years and that 300% of each remaining tranche of the target award will be earned.
(5)Represents a market-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of total stockholder return in comparison to a peer group of companies in the Nasdaq composite index during fiscal years 2020 through 2022. To the extent earned based on total stockholder return, the portion of the award that is eligible to be earned based on total stockholder return during fiscal years 2020 through 2022 will vest on May 15, 2023 generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. The number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years.
(6)Represents a restricted stock unit award that vests in equal semi-annual installments starting on November 16, 2020 through May 16, 2024, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(7)Represents a restricted stock unit award that vests in equal annual installments on October 29, 2020, October 29, 2021, and October 29, 2022, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(8)Represents a restricted stock unit award that vests in equal annual installments on November 17, 2020, November 17, 2021, and November 17, 2022, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(9)Represents a restricted stock unit award that vests on February 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.
(10)Represents a restricted stock unit award that vests in equal annual installments on February 15, 2021 and February 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(11)Represents a restricted stock unit award that vests in equal annual installments on February 15, 2021, February 15, 2022, and February 15, 2023, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(12)Represents a restricted stock unit award that vests as to approximately 29.3% of the shares underlying the award on each of May 15, 2021 and May 15, 2022, and approximately 14.6% of the shares underlying the award on May 15, 2023, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(13)Represents a stock option that will vest if the closing price of our common stock equals or exceeds $61.32 per share for a period of 30 consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.
(14)Represents a performance-based restricted stock unit award that was earned based on fiscal year 2019 and 2020 Adjusted EPS growth. The award was earned at Maximum performance and vested on November 5, 2020 at 300%.
(15)Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal year 2019 through 2021, and, to the extent earned based on performance, will vest in November of 2021, generally subject to the named executive officer's remaining in continuous service with us through that date. Based on the level of achievement in fiscal year 2019 and 2020, the number of shares reported in the table has been calculated assuming that Maximum performance is achieved with respect to future years and that 300% of the remaining tranche of the target award will be earned.
(16)Represents a replacement performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2019 through 2021, and, to the extent earned based on performance, will vest in November of 2021, generally subject to the named executive officer's remaining in continuous service with us through that date. Based on the level of achievement in fiscal year 2019 and 2020, the number of shares reported in the table has been calculated assuming that Maximum performance is achieved with respect to future years and that 300% of the remaining tranche of the target award will be earned.
(17)Represents a restricted stock unit award that vests in equal annual installments on May 15, 2021 and May 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(18)Represents a restricted stock unit award that vests in equal annual installments on May 15, 2021, May 15, 2022, and May 15, 2023, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(19)Represents a stock option that vested on January 23, 2015, the date on which our common stock first achieved a closing price of $32.55 per share as reported on Nasdaq.
(20)Represents a restricted stock unit award that vests on May 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

2020 Option Exercises and Stock Vested Table
The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended October 2, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen Daly	—	—	27,247	767,820
John Kober	—	—	27,248	782,524
Dr. Douglas Carlson	600	16,686	5,329	152,774
Robert Dennehy	—	—	5,472	154,201
Donghyun Thomas Hwang	—	—	5,124	144,394
(1)For option awards, the value realized is based on the closing price of our common stock on the date of exercise minus the applicable exercise price.
(2)For stock awards, the value realized is based on the closing price of our common stock on the vesting date.
Pension Benefits
We currently do not (and did not in fiscal year 2020) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.
Nonqualified Deferred Compensation
We currently do not (and did not in fiscal year 2020) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration and continuation of health benefits payable to our current named executive officers in connection with a termination by the Company without cause or a resignation by the executive for good reason within three months prior to or two years following a “change in control,” in each case assuming that such triggering event took place on October 2, 2020, and based on the closing price of our common stock on this date, $33.80, to the extent applicable, and for Mr. Daly, in connection with the termination of his employment relationship by the Company without cause (as defined in his employment agreement) or resignation by him for good reason (as defined in his employment agreement).
Severance Entitlements and Payments

Mr. Daly is party to an employment agreement with the Company that provides for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement) and upon a termination of employment by him for “good reason” (as defined in his employment agreement). Pursuant to Mr. Daly’s employment agreement, if his employment is terminated by the Company other than for cause or if he resigns for good reason, he would be entitled to receive continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following his termination of employment, a prorated annual bonus for the year of termination, based on actual performance, accelerated vesting of a new hire grant of 136,239 restricted stock units (which vested as to 20% of the restricted stock units on May 16, 2020 and vests as to 10% of the restricted stock units on each six-month anniversary thereafter, generally subject to Mr. Daly’s continued employment through each applicable vesting date), and twelve months’ accelerated vesting credit for any other outstanding equity awards that vest solely based on continued employment or service with us. In addition, Mr. Daly’s equity awards would remain exercisable for one year following termination of employment. Mr. Daly will be subject to non-solicitation restrictions for the period during which he is entitled to receive salary continuation.
CIC Plan
The CIC Plan, in which each of our current named executive officers is a participant, provides that:

•immediately prior to a “change in control” (as defined in the CIC Plan), subject to the terms and conditions contained in the CIC Plan, any performance-based equity awards held by a participant will be deemed earned at maximum levels of performance as of immediately prior to the change in control and become, exercisable, vested and/or payable on the later of the end of the originally applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment except as set forth below;

•if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan), in each case, within three months prior to and in connection with the change of control or within the two-year period following the change in control, the participant will be entitled to the following payments and benefits:

◦the sum of the participant’s annual base salary and target annual bonus for the year in which the termination occurs (multiplied by 2.0 for Mr. Daly and 1.5 for Mr. Kober), payable in a lump sum;

◦a prorated annual bonus based on the participant’s target annual bonus or, if greater and the termination of employment occurs in the second half of the applicable bonus period, the estimated actual amount of such annual bonus;

◦a lump sum amount equal to the Company’s estimate of the total cost of medical, dental and vision continuation coverage under the Company’s group health plan for the participant and his participating dependents for 24 months, in the case of Mr. Daly, 18 months, in the case of Mr. Kober, or 12 months for each of the other named executive officers, in each case, increased by the amount of federal and state taxes imposed on such payments; and

◦full vesting of all outstanding equity awards held by the participant.
We will make an additional lump sum cash payment to a CIC Plan participant if the participant becomes subject to an excise tax under Section 4999 of the Code as a result of any payment or benefit made or provided under the CIC Plan, either alone or when aggregated with any other payments or benefits. The net result of the additional payment is to place the participant in the same after-tax position as if the excise tax had not been imposed.
In the event that a participant has an existing agreement with us relating to the participant’s potential rights to severance pay, equity acceleration or benefits in connection with a change in control, such rights will be superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise will remain enforceable and in full force and effect.
In addition to the benefits provided by the CIC Plan, all performance-vesting stock options become fully vested and exercisable immediately prior to a change in control.
Potential Payments upon Termination or Change in Control Table
A summary of the potential payments that each of our current named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on October 2, 2020, is set forth below.

	Involuntary Termination (1)				Involuntary Termination within Three Months Before or Twenty-Four Months Following a Change in Control (2)
Name	Severance ($)	Health Insurance Benefits ($)	Restricted Stock/ Option Awards ($)(3)	Total ($)	Severance ($)	Health Insurance Benefits ($)	Restricted Stock Unit/ Option Awards ($)(4)	Excise Tax ($)(5)	Total ($)
Stephen Daly (6)	1,012,500	26,400	4,193,972	5,232,872	3,375,000	52,800	28,001,968	17,512,866	48,942,634
John Kober	—	—	—	—	1,333,125	39,600	4,966,234	3,318,249	9,657,208
Dr. Douglas Carlson	—	—	—	—	736,000	26,400	7,071,114	4,154,466	11,987,980
Robert Dennehy	—	—	—	—	760,000	26,400	9,351,668	4,962,530	15,100,598
Donghyun Thomas Hwang	—	—	—	—	710,000	26,400	6,611,847	3,511,313	10,859,560
(1)“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as provided in Mr. Daly’s employment agreement. The amount included in the “Severance” column in respect of an annual bonus in fiscal year 2020 reflects the actual bonus earned by Mr. Daly in respect of fiscal year 2020. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,200 per month.
(2)All amounts listed beneath this heading represent benefits potentially payable under the CIC Plan. “Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in the CIC Plan. Amounts listed in the “Severance” column are based on the annual base salaries and target annual bonuses in effect as of October 2, 2020 and have been calculated assuming that each named executive officer receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,200 per month.
(3)Amounts are based on the fair market value of our common stock of $33.80 per share, which was the closing price of our common stock on October 2, 2020 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards held by the applicable named executive officer that are scheduled to vest based on the named executive officer’s continued service within twelve months following October 2, 2020 vest in full and that the 108,992 unvested RSUs granted to Mr. Daly vest in full pursuant to the terms of his employment agreement.
(4)Amounts are based on the fair market value of our common stock of $33.80 per share, which was the closing price of our common stock on October 2, 2020 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards vest in full, with outstanding performance-based restricted stock units earned at maximum with respect to future fiscal years.
(5)Amounts listed represent an estimate of the additional lump-sum payment that would be payable if a named executive officer became subject to the excise tax under Section 4999 of the Code, as described above based on the assumptions described above, and further assuming that (a) all performance-based restricted stock units and stock options will be deemed earned at the maximum level of performance and will vest in full upon a qualifying termination of employment, based on a price per share equal to $33.80; (b) the full value of all equity awards so vesting will be parachute payments; (c) each of the named executive officers receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus; (d) the lump sum payment equal to the estimated cost of the Company’s medical, dental and vision continuation coverage is $2,200 per month; (e) each named executive officer is subject to the maximum applicable federal and state tax rates in effect for 2020; and (f) none of the parachute payments are exempt under a special rule for reasonable compensation. Any actual entitlement to such additional lump-sum payment will be based on the facts and circumstances that exist at the time of a change in control or a termination of employment in connection with a change in control.
(6)Excise tax gross-up amount for Mr. Daly is calculated with reference to his compensation as a member of our board of directors from 2015-2018, as required by Section 280G of the Code.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees (other than our principal executive officer).

We have determined that Mr. Daly’s annual total compensation for fiscal year 2020 was $3,413,565, as disclosed in the 2020 Summary Compensation Table above. Based on SEC rules and guidance and applying the methodology described below, we have determined that the median of the annual compensation, as described below, for all of our employees (other than our principal executive officer) for fiscal year 2020 was $100,241. Accordingly, for fiscal year 2020, we estimate the ratio of our principal executive officer’s annual total compensation to the median of the total annual compensation for all of our employees (other than our principal executive officer) was approximately 34 to 1.

We do not believe that any changes to our employee population or compensation arrangements that occurred in fiscal year 2020 would have a significant impact on the pay ratio for fiscal year 2020 and, as a result, are utilizing the same median employee as used in fiscal year 2019. For purposes of determining our median employee in fiscal year 2019, we selected the last day of our fiscal year, September 27, 2019, to establish our employee population. As of September 27, 2019, our employee population consisted of 1,060 employees, with 728 of these employees employed in the United States, and 332 of these employees employed in 17 other countries throughout the world, primarily in Europe and Asia. As permitted by SEC rules, we excluded 48 employees in following countries under the de minimis exemption for purposes of identifying our median employee: Finland (2), Germany (3), Hong Kong (4), India (28), Italy (1), the Netherlands (4), Philippines (1), South Korea (3) and the United Kingdom (2). As a result, for purposes of the pay ratio calculation conducted in fiscal year 2019, our employee population consisted of 1,012 employees, with 728 of these employees employed in the United States and 284 of these employees employed outside of the United States.

For purposes of identifying our median employee we used a consistently applied compensation measure consisting of base salary or wages, excluding overtime pay, for the fiscal year ending on September 27, 2019. We annualized the actual base salary or wages paid to those employees who were not employed by us for the entire fiscal year. For employees outside of the United States, we used the foreign exchange rates that were effective as of the last day of our fiscal year to convert the base salaries and wages into U.S. dollars.

The median employee’s total annual compensation for fiscal year 2020 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our principal executive officer) in the “Total” column of the 2020 Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and is based on our records and the methodology described above. Because the SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly referred to as the “say-on-pay” vote.

In accordance with Exchange Act requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation for fiscal year 2020, as disclosed in this Proxy Statement. The Company’s current policy is to submit the named executive officers’ compensation to an advisory vote at its annual meeting of stockholders every year. Assuming no change to the Company’s current policy regarding the frequency of such advisory vote, it is expected that the next “say-on-pay” vote will occur at our 2022 annual meeting of stockholders. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.
We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2020 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that their role is to ensure that our executive compensation strikes the appropriate balance between utilizing measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

The board of directors recommends that stockholders indicate their support for the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation but rather the overall named executive officer compensation program as described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2020, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of Our Named Executive Officers.

PROPOSAL 3: APPROVAL OF THE 2021 OMNIBUS INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the 2021 Omnibus Incentive Plan, which was adopted by our board of directors on January 5, 2021, acting on the recommendation of our Compensation Committee, to replace our 2012 Omnibus Incentive Plan (referred to in this Proposal 3 as the “Prior Plan”). The material terms and features of the 2021 Omnibus Incentive Plan are described under “Summary of the 2021 Omnibus Incentive Plan” below.

The 2021 Omnibus Incentive Plan will become effective upon receiving stockholder approval at the Annual Meeting. If stockholders do not approve this Proposal, the 2021 Omnibus Incentive Plan will not become effective and the Prior Plan will remain in effect in accordance with its terms. If stockholders approve this Proposal, we will no longer make grants under the Prior Plan following such approval and the 2021 Omnibus Incentive Plan will be the only equity incentive plan under which equity awards will be granted to our employees, non-employee directors and consultants (apart from any employee stock purchase plan maintained by the Company, as described in more detail in Proposal 4).

Reasons to Vote for this Proposal

Equity awards are an essential part of our compensation program, are central to our employee value proposition, and are necessary for us to continue competing for and to retain top talent as we grow.

We believe that equity compensation has been, and will continue to be, an essential part of our compensation program because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders, (iii) allows us to compete for top talent in an extremely competitive industry and (iv) preserves our cash resources. We believe we will succeed if our employees feel invested in us, our business and our future. We also believe that the ability to grant equity compensation has been, and will continue to be, essential to the Company’s continued success in its efforts to attract and retain the highest quality and highest performing employees, directors and other service providers.

Equity awards incentivize the achievement of key business objectives and increases in stockholder value.

We also believe that equity compensation motivates our employees, including our executive officers, and our directors to contribute to the achievement of our corporate objectives and encourages the alignment of their interests with the interests of our stockholders. Today, our equity program primarily consists of both time- and performance-based restricted stock units, as described in more detail in our Compensation Discussion and Analysis above. Time-based restricted stock units primarily serve as a retention tool because they require continued employment over a specified vesting schedule to fully vest in the award. Performance-based restricted stock units are generally eligible to be earned and vest based on the achievement of pre-established Company financial goals for each fiscal year during the applicable performance period. Performance-based restricted stock units serve as both a retention tool and also are an important element of our performance-based compensation program. We believe that equity awards have been and will continue to be critical to our success and that they play an important role in incentivizing employees across our Company to achieve our key business objectives and drive increases in stockholder value.

The 2021 Omnibus Incentive Plan is consistent with principles of good corporate governance.

Our board of directors believes that the 2021 Omnibus Incentive Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including the following:
•No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without stockholder approval.
•No Liberal Share Recycling. Shares withheld by or returned to the Company to satisfy tax withholding obligations or to pay an exercise price, or shares that are forfeited after issuance do not recycle back into the plan.
•No Discounted Stock Options or Stock Appreciation Rights. All options and stock appreciation rights (“SARs”) awarded under the plan must have an exercise or base price that is not less than the fair market value of a share of our common stock on the date of grant.
•No Repricing or Cash Buybacks Without Stockholder Approval. Other than in connection with a corporate transaction affecting the Company, the plan prohibits any repricing or cash buybacks of underwater stock options or SARs without stockholder approval.
•No Automatic “Single-Trigger” Accelerated Vesting. The plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.

•Limits on Non-Employee Director Compensation. The plan contains a limit on the value of awards that may be made to non-employee directors in any year and an aggregate annual limit on the compensation payable to non-employee directors, whether or not such compensation is payable under the plan.
•No “Reload” Awards. The plan prohibits the grant of automatic “reload” awards upon exercise of a stock option or SAR.
•Restrictions on Dividends and Dividend Equivalents. The plan does not permit the payment of dividends or dividend equivalents with respect to awards before the underlying award vests, and prohibits entirely the payment of dividends or dividend equivalents in respect of stock options or SARs.
•No Tax Gross-Ups. The plan does not provide for tax gross-ups with respect to awards.

Approval of the 2021 Omnibus Incentive Plan will reduce our overhang, limit our potential burn rate and appropriately reset and realign our equity plan share pool with our near-term anticipated equity compensation needs.

As of January 5, 2021, there were 18,354,429 shares remaining available for issuance under the Prior Plan. If the 2021 Omnibus Incentive Plan is approved, a total of 6,000,000 shares of Common Stock will be available for awards under the 2021 Omnibus Incentive Plan, which number of shares of Common Stock is approximately 12.4 million less than the number of shares of Common Stock that were available for issuance under the Prior Plan immediately prior to the board of directors’ adoption of the 2021 Omnibus Incentive Plan. In determining the share pool under our 2021 Omnibus Incentive Plan, our board of directors considered the historical number of equity awards granted by the Company in the past three years. In 2018, 2019 and 2020, the Company made equity awards in respect of 1,425,424 shares, 3,556,434 shares and 1,218,473 shares, respectively, under the Prior Plan (assuming target performance for awards that were subject to performance-based vesting). The weighted average number of shares of our common stock outstanding in each of fiscal year 2018, 2019 and 2020 was 64,741,261, 65,686,068 and 66,605,604, respectively. The Company’s three-year average gross burn rate is 3.1%. We believe our historical burn rate is reasonable for a company of our size in our industry, and we will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms.

In determining the number of shares that would become available under our 2021 Omnibus Incentive Plan, our board of directors also considered the total shares subject to outstanding awards and the dilution that would result from the awards granted under the share pool under the 2021 Omnibus Incentive Plan. As of January 5, 2021, there were 3,905,929 shares subject to outstanding awards under the Prior Plan and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the Prior Plan represented approximately 32.9% of our outstanding shares (commonly referred to as the “overhang”). If the 2021 Omnibus Incentive Plan is approved, the potential overhang under this plan will be reduced to 14.7%.

Prior Plan Information

Our board of directors originally adopted the Prior Plan prior to our initial public offering in March 2012, and subsequently adopted the amended and restated Prior Plan on January 7, 2016, and our stockholders subsequently approved the same. If the 2021 Omnibus Incentive Plan is approved by stockholders, the Company will grant all future equity awards under the 2021 Omnibus Incentive Plan, and will not make any additional grants under the Prior Plan. Upon its approval, the 2021 Omnibus Incentive Plan will be our only equity plan under which we may grant stock options and other stock-based awards in the future (except for any employee stock purchase plan maintained by the Company).

The table below includes information regarding equity awards outstanding and total shares available for issuance under the Prior Plan, as well as the proposed number of shares available for future awards under our 2021 Omnibus Incentive Plan, in all cases, as of January 5, 2021, if this Proposal is approved by stockholders. The table below includes information regarding awards outstanding under the Prior Plan and the number of shares available for future awards under the Prior Plan as of January 5, 2021.

	Number of Shares	As a percentage of stock outstanding (as of January 5, 2021)
Outstanding stock options under the Prior Plan(1)	315,000	0.5%
Outstanding restricted stock units under the Prior Plan(2)	3,590,929	5.3%
Total shares subject to outstanding awards under the Prior Plan	3,905,929	5.8%
Total shares available for issuance under the Prior Plan	18,354,429	27.1%
Total shares subject to outstanding awards under the Company’s ESPP	14,780	—%
Total shares available for future issuance under the ESPP(3)	1,500,000	2.2%
Total shares available for future issuance under the 2021 Omnibus Incentive Plan(4)	6,000,000	8.9%

(1)	Outstanding stock options have a weighted-average exercise price of $14.61 per share and a weighted-average term before expiration of 6.8 years.
(2)	Calculated by assuming maximum performance for any awards subject to performance-based vesting.
(3)	Assuming Proposal 4 is approved by stockholders.
(4)	If the 2021 Omnibus Incentive Plan is approved, shares available for issuance for awards under the Prior Plan (an aggregate of 12,354,429 shares as of January 5, 2021) will not be rolled in or otherwise become available under the 2021 Omnibus Incentive Plan.
As indicated by the numbers in the table above, as of January 5, 2021, the date our board of directors adopted the 2021 Omnibus Incentive Plan, the potential dilution under our Prior Plan was 27.1%. The 2021 Omnibus Incentive Plan, if approved, would allow potential dilution of 8.9%.

Summary of the 2021 Omnibus Incentive Plan

The following summary describes the material terms of our 2021 Omnibus Incentive Plan. This summary is not a complete description of all provisions of our 2021 Omnibus Incentive Plan and is qualified in its entirety by reference to our 2021 Omnibus Incentive Plan, which is attached as Exhibit A to this Proxy Statement.

Purpose

The purpose of our 2021 Omnibus Incentive Plan is to advance our interests by providing for the grant to our employees, directors and consultants of stock and stock-based awards.

Administration

Our 2021 Omnibus Incentive Plan will be administered by our compensation committee, except with respect to matters that are not delegated to our compensation committee by our board of directors. Our compensation committee (or our board of directors, as applicable) will have the discretionary authority to interpret our 2021 Omnibus Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of any award, prescribe forms, rules and procedures relating to our 2021 Omnibus Incentive Plan and awards and otherwise do all things necessary or desirable to carry out the purposes of our 2021 Omnibus Incentive Plan or any award. Our compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of our board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to our compensation committee and its authorized delegates, as applicable.

Eligibility

Our employees, directors, consultants and advisors are eligible to participate in our 2021 Omnibus Incentive Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or certain affiliates on the date of grant of the award. As of January 5, 2021, approximately 890 employees and five directors would be eligible to participate in the 2021 Omnibus Incentive Plan.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under our 2021 Omnibus Incentive Plan is 6,000,000 shares (the “share pool”). Up to the total number of shares of stock in the share pool may be delivered in satisfaction of ISOs. The number of shares of our common stock delivered in satisfaction of awards under our 2021 Omnibus Incentive Plan is determined (i) by excluding shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including only the number of shares delivered in settlement of a SAR that is settled in shares of our common stock, and (iii) by excluding any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the delivery of shares of our common stock (or retention, in the case of restricted stock or unrestricted stock). The number of shares available for delivery under our 2021 Omnibus Incentive Plan will not be increased by any shares that have been delivered under our 2021 Omnibus Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises. As of January 5, 2021, the closing price of a share of our Common Stock was $56.47.

Shares that may be delivered under our 2021 Omnibus Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us.

Types of awards

Our 2021 Omnibus Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under our 2021 Omnibus Incentive Plan.

•Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under our 2021 Omnibus Incentive Plan will be no less than 100% of the fair market value of a share on the date of grant (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under our 2021 Omnibus Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without stockholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

•Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

•Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

•Substitute awards. The Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are different from the terms and conditions of our 2021 Omnibus Incentive Plan.

Director limits

The aggregate value of all compensation granted or paid to any director with respect to any calendar year, including awards granted under our 2021 Omnibus Incentive Plan and cash fees or other compensation paid by us to such director outside of our 2021 Omnibus Incentive Plan for his or her services as a director during such calendar year (which, for the avoidance of doubt, will not include compensation granted or paid to a director for services other than as a director, including, without limitation, for services as a consultant or adviser to the company), is subject to a limit of $600,000 in the aggregate or $800,000 in the aggregate for any director serving as chairman or lead director (or $800,000 in the aggregate with respect to a director’s first year of service on our board of directors).

Vesting; terms of awards

The Administrator determines the terms and conditions of all awards granted under our 2021 Omnibus Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award.

Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of certain transactions

In the event of certain covered transactions (including the consummation of a consolidation, merger or similar transaction, the sale of all or substantially all of our assets or shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;
•The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or
•The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment provisions

In the event of certain corporate transactions, including a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under our 2021 Omnibus Incentive Plan, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

Clawback

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of our 2021 Omnibus Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Amendments and termination

The Administrator may at any time amend our 2021 Omnibus Incentive Plan or any outstanding award and may at any time terminate our 2021 Omnibus Incentive Plan as to future awards. However, except as expressly provided in our 2021 Omnibus Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in our 2021 Omnibus Incentive Plan or at the time the award was granted). Any amendments to our 2021 Omnibus Incentive Plan will be conditioned on stockholder approval to the extent required by applicable law or stock exchange requirements.

Certain Federal Income Tax Consequences under the 2021 Omnibus Incentive Plan

This following is a summary of certain U.S. federal income tax consequences associated with awards granted under the 2021 Omnibus Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2021 Omnibus Incentive Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Stock. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2021 Omnibus Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

No awards under the 2021 Omnibus Incentive Plan will be granted until the 2021 Omnibus Incentive Plan is approved by our stockholders at the Annual Meeting.

Immediately following our Annual Meeting, our board of directors expects to grant a restricted stock unit award (or, upon the director’s request, a restricted stock award) representing a number of shares of common stock having a grant date fair market value of approximately $130,000 to each of Messrs. Bland, Chung, Ribar and VanLunsen. These awards will vest in full on February 15 of the calendar year immediately following the calendar year of the date of grant, subject to the director’s continued service on our board of directors through the vesting date.

Because any other future awards under the 2021 Omnibus Incentive Plan will be granted in the sole discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the 2021 Omnibus Incentive Plan attached as Exhibit A to this Proxy Statement.”

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2021 Omnibus Incentive Plan as provided in this Proposal 3. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The board of directors unanimously recommends a vote “FOR” the approval of the 2021 Omnibus Incentive Plan.

PROPOSAL 4: APPROVAL OF THE 2021 ESPP

At the Annual Meeting, shareholders will be asked to approve the adoption of the 2021 ESPP. The 2021 ESPP was adopted by our board of directors on January 5, 2021, acting on the recommendation of our compensation committee, to replace the MACOM Technology Solutions Holdings, Inc. 2012 Employee Stock Purchase Plan (referred to as the “Prior ESPP”).

The 2021 ESPP will become effective upon receiving shareholder approval at the Annual Meeting. If shareholders approve this Proposal, no further purchase periods will commence under the Prior ESPP following such approval. If shareholders do not approve this proposal, the 2021 ESPP will not become effective, and the Prior ESPP will remain in effect in accordance with its terms. The Prior ESPP will automatically expire upon the tenth anniversary of its adoption on January 27, 2022.

Adoption of the 2021 ESPP will allow us to continue to offer eligible employees of the Company and of certain of its subsidiaries the opportunity to purchase shares of our common stock and thereby acquire an interest in the future of the Company. Our board of directors believes that the 2021 ESPP will assist in the retention of current employees and hiring of new employees, and will provide our employees with an incentive to contribute to our success by providing an opportunity to acquire shares of our common stock.

An aggregate of 1,500,000 shares of our common stock will be reserved for issuance under the 2021 ESPP (the “ESPP Share Pool”), subject to adjustment as provided for in the plan. The 2021 ESPP Share Pool represents 2.2% of the total number of shares of our common stock outstanding as of January 5, 2021. In establishing the 2021 ESPP Share Pool, our board of directors considered the potential dilutive impact to shareholders and the projected participation rate, informed by historical participation in the Prior ESPP, over the past four years of the plan. During fiscal years 2017, 2018, 2019 and 2020 we issued 146,149, 305,851, 421,777, and 272,469 shares associated with our ESPP, respectively. For additional information about the stock options and restricted stock units outstanding under our existing equity plans and the number of shares available for issuance under these plans, please see “Existing Equity Plan Information” under Proposal 3 elsewhere in this Proxy Statement.

The 2021 ESPP has two portions – one portion for employees in the U.S. and one portion for international employees. The portion of the 2021 ESPP for employees in the U.S. is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The following summary describes the material terms of the 2021 ESPP. This summary is not a complete description of all provisions of the 2021 ESPP and is qualified in its entirety by reference to the 2021 ESPP, which attached as Exhibit B to this Proxy Statement.

Prior ESPP Information

As of January 5, 2021, the date our board of directors adopted the 2021 ESPP, our Prior ESPP had 4,099,428 shares available under the plan with potential dilution of 6.1%. If the 2021 ESPP Plan is approved, the potential dilution under this plan will be reduced to 2.2%. For additional information about the stock options and restricted stock units outstanding under our existing equity plans and the number of shares available for issuance under these plans, please see “Existing Equity Plan Information” under Proposal 3 elsewhere in this Proxy Statement.

Summary of the 2021 ESPP

Administration

The 2021 ESPP will be administered by our compensation committee or any other committee appointed by our board of directors to administer the 2021 ESPP. The compensation committee or other authorized committee will have the full and exclusive discretionary authority to construe and interpret the 2021 ESPP and the rights granted under it, to establish rules for the administration of the 2021 ESPP, to designate from time to time which of our subsidiaries will be eligible to participate in the 2021 ESPP, and to amend the 2021 ESPP to satisfy applicable laws, to obtain any exemption under such laws or to reduce or eliminate any unfavorable legal, accounting or other consequences. The compensation committee or other authorized committee also may adopt special rules for employees of our international subsidiaries to conform to the particular laws and practices of the countries in which such employees reside. References to the “committee” below are, as applicable, to our compensation committee or other committee that may be authorized to administer the 2021 ESPP.

Eligibility

Participation in the 2021 ESPP will be limited to eligible employees (a) who customarily work more than twenty (20) hours per week and (b) who satisfy the requirements set forth in the 2021 ESPP. Any employee who owns (or is deemed under statutory attribution rules to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the

Company or any of its subsidiaries will not be eligible to participate in the 2021 ESPP. As of January 5, 2020, approximately 800 employees would be eligible to participate in the 2021 ESPP, including all of our executive officers.

Shares subject to the 2021 ESPP

Subject to adjustment, the 2021 ESPP Share Pool is 1,500,000 shares of our common stock. Shares to be delivered upon exercise of options under the 2021 ESPP may be either authorized and unissued shares of our common stock or shares now held or subsequently acquired by the Company as treasury shares. If any purchase right terminates under the 2021 ESPP for any reason without having been exercised, the shares of common stock not purchased under such right will again become available for issuance under the 2021 ESPP. To the extent shares are issued to employees under one portion of the 2021 ESPP, they will no longer be available for issuance under the other portion of the 2021 ESPP. The closing price of our common stock as reported on Nasdaq on January 5, 2021 was $56.47 per share.

General terms of participation

Pursuant to procedures that will be established by the committee, eligible employees generally will be able to elect to have a portion of their compensation withheld each pay period to purchase shares of our common stock at the end of pre-established purchase periods. Purchases will be made on the last trading day of the purchase period with such compensation amounts.

On each purchase date (the last trading day of each purchase period), amounts withheld from an employee’s compensation during the applicable purchase period will be used to purchase whole shares of our common stock. Unless the committee determines higher percentages, the purchase price for a share of common stock will be the lesser of (a) 85% of the fair market value of a share of common stock on the first trading day of the purchase period and (b) 85% of the fair market value of a share of common stock on the purchase date. Fair market value generally will mean the closing price of our common stock for the applicable day. In order to participate in the 2021 ESPP, an eligible employee must complete an enrollment election form and submit such election form to the Company no later than ten (10) business days following the effective date of the Form S-8 registration statement with respect to the issuance of shares under the 2021 ESPP (or such other period of time specified by the committee).

The Code limits the aggregate fair market value of the shares of common stock (determined as of the beginning of the purchase period) that an employee in the U.S. may purchase under the 2021 ESPP during any calendar year to $25,000. In addition, unless the committee establishes otherwise for a purchase period, a participant may purchase a maximum of 1,500 shares of our common stock during a single purchase period.

Participants in the 2021 ESPP will pay for shares of our common stock through payroll deductions. Participants may elect to authorize payroll deductions between 1% and 15% of the participant’s eligible compensation per payroll period, including all base earnings, including such amounts of gross earnings as are deferred under a qualified cash or deferred arrangement described in Section 401(k) of the Code or to a plan qualified under Section 125 of the Code. An authorization of payroll deductions will remain in effect for subsequent purchase periods unless a participant changes or cancels the enrollment election or designated rate of payroll deduction in accordance with procedures established by the committee.
An employee’s participation in the 2021 ESPP will end automatically upon the employee’s termination of employment with us for any reason. A participant may withdraw from the 2021 ESPP during a purchase period and any amounts withheld during the purchase period will be distributed to the employee without interest. In such event, the employee will not be eligible to recommence withholding of compensation for the purchase of shares of common stock until the following purchase period.

Effect of certain transactions

In the event of certain corporate transactions, such as a dissolution, liquidation, merger, consolidation, sale of all or substantially all our outstanding voting securities or assets or a similar transaction, the committee may make such adjustment as it deems appropriate in the number, class of or price of shares of common stock available for purchase under the 2021 ESPP and in the number of shares of common stock which an employee is eligible to purchase and any other adjustments it deems appropriate. In the event of any such transaction, the committee may elect to have purchase rights under the 2021 ESPP assumed or substituted by a successor entity, set an earlier purchase date, terminate all outstanding purchase rights either prior to their expiration or upon completion of the purchase of shares of common stock on the next purchase date, or take such other action deemed appropriate by the committee.

Amendment and termination

Our board of directors may amend the 2021 ESPP at any time, provided that such amendment does not cause rights issued under the portion of the 2021 ESPP for U.S. employees to fail to meet the requirements of Section 423 of the Code. Moreover, any amendment for which stockholder approval is required under Section 423 or by any securities exchange on which the shares are traded must be submitted to stockholders for approval. Our board of directors may suspend or terminate the 2021 ESPP at any time. Unless sooner terminated by our board of directors, the 2021 ESPP will terminate on the tenth anniversary of the earlier of the date the board of directors adopts the 2021 ESPP and the date our stockholders approve the 2021 ESPP.

Certain Federal Income Tax Consequences of the 2021 ESPP

The following is a summary of certain material U.S. federal income tax consequences associated with options granted under the 2021 ESPP. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2021 ESPP, nor does it cover state, local or non-U.S. taxes.

The portion of the 2021 ESPP for employees in the U.S. is intended to qualify under the provisions of Section 423 of the Code. The 2021 ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Assuming the 2021 ESPP is and remains so qualified, no income will be taxable to a participant until the sale or other disposition of the shares of common stock purchased under the 2021 ESPP (the “2021 ESPP shares”). Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the participant's holding period with respect to the 2021 ESPP shares. If the 2021 ESPP shares are sold or disposed of more than two years from the first day of the applicable option period and more than one year from the date of purchase, or upon the participant’s death while owning the 2021 ESPP shares, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the 2021 ESPP shares at the time of such sale or disposition over the purchase price or (2) an amount equal to the excess of the fair market value of the 2021 ESPP shares as of the first day of the option period over the purchase price. Any additional gain will be treated as long-term capital gain. If the 2021 ESPP shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participant generally will have long-term capital loss equal to the difference between the sale price and the purchase price. If shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the participant’s death while owning the shares, the participant will recognize ordinary income generally measured as the excess of the fair market value of the 2021 ESPP shares on the date the 2021 ESPP shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will generally be long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to the 2021 ESPP shares. The Company is not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except generally to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

The amounts of future stock purchases under the 2021 ESPP are not determinable because, under the terms of the 2021 ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of shares of our common stock at the beginning and end of each applicable option period.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the 2021 ESPP attached as Exhibit B to this Proxy Statement.”

Required Vote and Recommendation of the board of directors

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2021 ESPP as provided in this Proposal 4. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The board of directors unanimously recommends a vote “FOR” the approval of the 2021 ESPP.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2021. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended October 2, 2020 and September 27, 2019. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$1,526,632	$1,828,637
Audit-Related Fees	—	—
Tax Fees	273,665	465,960
All Other Fees	3,790	3,790
Total	$1,804,087	$2,298,387
Audit Fees
This category includes the aggregate fees pertaining to fiscal years 2020 and 2019 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits and for services rendered in connection with our other filings with the SEC.
Tax Fees
This category includes the aggregate fees pertaining to fiscal years 2020 and 2019 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.
All Other Fees
Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services
Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/governance-documents. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.
The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending October 1, 2021.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended October 2, 2020 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. The audit committee discussed with employees of the Company responsible for administering internal audit functions and with the independent registered public accounting firm the overall scope of and plans for their respective audits. The audit committee meets with the employees of the Company responsible for administering internal audit functions and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs. We also discussed significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments. Management and the Company’s internal and independent auditors also made presentations to the audit committee throughout the year on specific topics of interest, that include but are not limited to: (i) information technology systems, controls and security; (ii) critical accounting policies; (iii) the impact of new accounting guidance; (iv) compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act; (v) compliance with the Company’s Code of Business Conduct and Ethics; (vi) risk management initiatives and controls; (vii) significant legal matters; and (viii) insider and related party transactions.
Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting and has represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is responsible for (1) performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an independent audit of our internal control over financial reporting statements in accordance with the standards of the PCAOB based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and for expressing an opinion thereon.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche LLP their independence and considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee concluded that Deloitte & Touche LLP is independent from the Company and its management.
Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2020 for filing with the SEC.
Members of the audit committee:
Geoffrey Ribar (Chairman)
Charles Bland
Gil VanLunsen

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of December 28, 2020 for:
•each person who we know beneficially owns more than 5% of any class of our voting securities;
•each of our current directors or nominees;
•each of our named executive officers named in the Summary Compensation Table above; and
•all of our directors and executive officers as of the end of fiscal year 2020 as a group.
Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 68,343,409 shares of our common stock outstanding as of December 28, 2020. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to stock options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of December 28, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders:
John Ocampo and affiliates (1)	19,046,368	27.9%
The Vanguard Group (2)	4,315,944	6.3%
Capital Research Global Investors (3)	3,781,000	5.5%
Directors and Named Executive Officers:
John Ocampo (1)	19,046,368	27.9%
Susan Ocampo (1)	19,046,368	27.9%
Charles Bland (4)	39,996	*
Peter Chung (5)	888,718	1.3%
Geoffrey Ribar (6)	24,219	*
Gil VanLunsen (7)	32,945	*
Stephen Daly (8)	293,489	*
John Kober (9)	26,290	*
Dr. Douglas Carlson (10)	57,243	*
Donghyun Thomas Hwang	50,413	*
Robert Dennehy (11)	99,911	*
All directors and executive officers as a group (12 persons) (12)	20,572,575	30.1
 * Represents beneficial ownership of less than 1%.

(1)Represents 19,046,368 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts.
(2)Based solely on the Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard”), which indicates that Vanguard has sole voting power over 43,562 shares, shared voting power over 4,806 shares, sole dispositive power over 4,273,183 shares and shared dispositive power over 42,761 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)Based solely on the Schedule 13G filed with the SEC on February 14, 2020 by Capital Research Global Investors (“Capital”), which indicates that Capital has sole voting power and sole dispositive power over 3,781,000 shares. Capital’s address is 333 South Hope Street, Los Angeles, California 90071.
(4)Includes 5,414 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2020.
(5)Includes 530,293 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 318,502 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P.,1,416 shares beneficially owned by Summit Investors I, LLC and 100 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit

Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. Summit Partners, L.P., through a two-person Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. currently composed of Martin Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. Also includes 38,407 shares held by Mr. Chung, including 5,414 shares issuable within 60 days of December 28, 2020 upon the vesting and settlement of restricted stock units previously granted to Mr. Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P., Summit Master Company, LLC, each of the Summit entities mentioned above and Messrs. Mannion and Chung, each disclaim beneficial ownership of the shares, restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(6)Includes 5,414 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2020.
(7)Includes 5,414 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2020.
(8)Includes 190,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2020.
(9)Includes 8,617 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2020.
(10)Includes 600 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2020 and 1,000 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2020.
(11)Includes 30,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2020.
(12)Includes 220,600 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2020 and 32,363 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions to which we were a party since the beginning of our last fiscal year or will be a party in the future, and in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
GaAs Labs, a stockholder of the Company and an affiliate of Mr. and Mrs. Ocampo, acquired Mission Microwave Technologies, LLC (“Mission”) in late 2018. Together, Mr. and Mrs. Ocampo are our largest stockholders. Stephen G. Daly, our President and Chief Executive Officer, has an equity interest of less than 1% in Mission. During fiscal year 2020, Mission purchased approximately $0.8 million of commercial products from us and our distributors, in the aggregate.
Darktrace Limited (“Darktrace”), an affiliate of director Peter Chung, provides us with cybersecurity technology and cyber defense offerings. During fiscal year 2020, we made payments of approximately $0.1 million to Darktrace.
Indemnification of Officers and Directors
Our fifth amended and restated certificate of incorporation and third amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or officer.
Second Amended and Restated Investor Rights Agreement
We are party to an investors’ rights agreement, as amended and restated on February 28, 2012 and further amended on May 20, 2013, February 2, 2015 and June 6, 2018 (the “IRA”), with a group of our stockholders that includes entities affiliated with Mr. and Mrs. Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., which is affiliated with another of our directors, Mr. Chung. Subject to the terms and conditions of the IRA, these stockholders have registration rights with respect to the shares of our capital stock they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions
We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our code of conduct and ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on a review of the copies of such reports and written representations from our executive officers and directors that no other reports were required, we believe all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and beneficial holders of more than 10% of a registered class of our equity securities were timely filed since the beginning of fiscal year 2020 and prior years, except as previously disclosed, and other than one Form 4 for Mr. Daly required to report the May 16, 2019 modification of the March 1, 2019 award of 6,656 RSUs to him, pursuant to which the vesting of 1,427 RSUs was accelerated and the remaining 5,219 RSUs were canceled.

ADDITIONAL INFORMATION
List of Stockholders of Record
In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting. If you would like to view the list of stockholders, please contact our investor relations department by email at ir@macom.com or by phone at (978) 656-2500, to schedule an appointment.
Stockholder Proposals for Inclusion in 2022 Proxy Statement
To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2022 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 17, 2021, unless the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or after March 4, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Proposals for Presentation at 2022 Annual Meeting of Stockholders
For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2022 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between November 1, 2021 and December 1, 2021. However, in the event that the 2022 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 4, 2022, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2022 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
As required by our Bylaws, any stockholder submitting a director nomination must include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws.
Consideration of Stockholder-Recommended Director Nominees
Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates. Stockholders who wish to recommend a director nominee must submit their suggestions to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Communications with the Board of Directors
Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – MACOM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. Householding helps us reduce printing and postage cost associated with the distribution of proxy materials and helps to preserve natural resources. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

EXHIBIT A
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 2021 OMNIBUS INCENTIVE PLAN
1.DEFINED TERMS
Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.
2.     PURPOSE
The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.
3.     ADMINISTRATION
The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price or base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.
4.     LIMITS ON AWARDS UNDER THE PLAN
a.Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 6,000,000 shares, all of which are shares of Stock available for issuance under the Prior Plan as of the Date of Adoption (the “Share Pool”). Up to the total number of shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by increasing the Share Pool by any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with Section 422.

b.Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future grant under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limits described in Section 4(d) below.
c.Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.
d.Director Limits. The aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for the Director’s services as a Director during such calendar year, may not exceed $600,000 in the aggregate or $800,000 in the aggregate for any Director serving as chairman or lead director (or, $800,000 with respect to a Director’s first year of service on the Board), calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout. For the avoidance of doubt, the limitation in this Section 4(d)(2) will not apply to any compensation granted or paid to a Director for the Director’s services to the Company or a subsidiary other than as a Director, including, without limitation, as a consultant or adviser to the Company or a subsidiary.
5.     ELIGIBILITY AND PARTICIPATION
The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.
6.     RULES APPLICABLE TO AWARDS
a.All Awards.

1.Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. Each Award granted under the Plan shall be evidenced by an Award agreement in such form as the Administrator shall determine. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
2.Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.
3.Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.
4.Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:
A.Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.
B.Subject to (C) and (D) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

C.Subject to (D) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to the Participant’s death or by the Company due to the Participant’s Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
D.All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).
5.    Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which such Participant is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or a Participant’s permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

6.     Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such payment had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.
7.    Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and such additional limitations or restrictions as the Administrator may impose and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.
8.    Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

9.    Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available for delivery under the Plan in accordance with the rules set forth in Section 4).
10.    Section 409A.
A.Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.
B.Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.
C.If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.
D.For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.
E.With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

b.    Stock Options and SARs.
1.Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.
2.Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.
3.Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
4.Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).
5.No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.     EFFECT OF CERTAIN TRANSACTIONS
a.Mergers, etc. Except as otherwise expressly provided in an Award agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:
1.Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
2.Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.
3.Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.
4.Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (A) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above, and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

5.Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
6.Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.
b.    Changes in and Distributions with Respect to Stock.
1.Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be delivered under the Plan and to the limits described in Section 4(d), and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.
2.Certain Other Adjustments. The Administrator may in its sole discretion also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.
3.Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8.     LEGAL CONDITIONS ON DELIVERY OF STOCK
The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider necessary or appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock delivered to Participants under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.
9.     AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time suspend or terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 or Section 12 will be treated as an amendment requiring a Participant’s consent.
10.     OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.
11.     MISCELLANEOUS
a.Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
b.Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.
c.Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.
12.    ESTABLISHMENT OF SUB-PLANS
The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase the Share Pool.
13.     GOVERNING LAW
a.Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

b.Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
c.Jurisdiction. Subject to Section 11(a) and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that such Participant is not subject personally to the jurisdiction of the above-named courts that such Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:
“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.
“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.
“Award”: Any or a combination of the following:
(i) Stock Options.
(ii) SARs.
(iii) Restricted Stock.
(iv) Unrestricted Stock.
(v) Stock Units, including Restricted Stock Units.
(vi) Performance Awards.
(vii) Cash Awards.
(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.
“Board”: The board of directors of the Company.
“Cash Award”: An Award denominated in cash.
“Cause”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or any of its subsidiaries of any material policy of the Company or any of its subsidiaries, or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any of its subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.
“Change in Control”: Unless the Compensation Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or any of its affiliates, means the occurrence of any of the following events:
(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more of either (1) the number of the Company’s then outstanding shares of common stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (iv) any acquisition of additional common stock of the Company by any Entity who, prior to such acquisition, is considered to own more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, or (v) any acquisition by any Entity pursuant to a transaction that is described in clauses (i), (ii), or (iii) of subsection (c) below;
(b) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or
(c) the consummation of a reorganization, merger or consolidation (any of the foregoing, a “Business Combination”) or sale or other disposition of all or substantially all of the assets of the Company, excluding, however, such a Business Combination pursuant to which: (i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the successor company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; (ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or any of its affiliates or a successor company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the successor company or the combined voting power of the outstanding voting securities of the successor company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Business Combination; and (iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Business Combination constitute at least a majority of the members of the board of directors of the successor company.
“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.
“Company”: MACOM Technology Solutions Holdings, Inc.
“Compensation Committee”: The compensation committee of the Board.
“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) Change in Control, or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.
“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.
“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of 90 days in any 12-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).
“Employee”: Any person who is employed by the Company or any of its subsidiaries.
“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.
“Entity”: Any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).
“Exchange Act”: The Securities Exchange Act of 1934, as amended.
“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Global Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.
“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.
“Participant”: A person who is granted an Award under the Plan.
“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.
“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.
“Plan”: MACOM Technology Solutions Holdings, Inc. 2021 Equity Incentive Plan, as from time to time amended and in effect.
“Prior Plan”: MACOM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan, as amended.
“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.
“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.
“Section 409A”: Section 409A of the Code and the regulations thereunder.
“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.001 per share.
“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.
“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

EXHIBIT B
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

The MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan (the “2021 Employee Stock Purchase Plan”) is comprised of two subplans as set forth below, each of which is intended to constitute a separate offering: the MACOM Technology Solutions Holdings, Inc. U.S. Employee Stock Purchase Plan and the MACOM Technology Solutions Holdings, Inc. International Employee Stock Purchase Plan.
Subject to adjustment from time to time as provided in Section 9 of each subplan, the number of shares of Common Stock of MACOM Technology Solutions Holdings, Inc. (the “Company”) reserved for sale and authorized for issuance pursuant to the 2021 Employee Stock Purchase Plan, comprised of the MACOM Technology Solutions Holdings, Inc. U.S. Employee Stock Purchase Plan and the MACOM Technology Solutions Holdings, Inc. International Employee Stock Purchase Plan, shall be 1,500,000.
Shares issued under the 2021 Employee Stock Purchase Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
U.S. EMPLOYEE STOCK PURCHASE PLAN
SECTION 1. PURPOSE
The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, but the Company makes no representation of such status or undertaking to maintain such status. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.
SECTION 2. DEFINITIONS
Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.
SECTION 3. ELIGIBILITY REQUIREMENTS
3.1 Initial Eligibility
Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Section 4 on the first Enrollment Date on or following the date such Employee begins employment. Participation in the Plan is entirely voluntary.
3.2 Limitations on Eligibility
The following Employees are not eligible to participate in the Plan:
(a) Employees whose customary employment is twenty (20) hours or less per week; and
(c) Employees who, immediately upon purchasing Shares under the Plan, would own directly or indirectly, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary (and for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee).
SECTION 4. ENROLLMENT
4.1 First Offering Period
Any Eligible Employee immediately prior to the first Offering Period under the Plan will be automatically enrolled in the first Offering Period. An Eligible Employee will be eligible to continue participation in the first Offering Period only if such individual completes and signs an enrollment election form (or completes such other enrollment procedure established by the Committee) and submits such enrollment election to the Company (a) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Shares under the 2021 Employee Stock Purchase Plan and (b) no later than ten (10) business days following the effective date of such Form S-8 registration statement or such other period of time as the Committee may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the enrollment election form (or complete such other enrollment procedure permitted by the Committee) during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.
4.2 Subsequent Offering Periods
Subsequent to commencement of the first Offering Period, any Eligible Employee may enroll in the Plan for an Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such future Offering Period.
4.3 Continuing Effectiveness of Enrollment Election
Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels, in accordance with procedures established by the Committee, the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date with respect to a future Offering Period or elects to withdraw from the Plan in accordance with Section 8.1.
SECTION 5. GRANT OF OPTIONS ON ENROLLMENT
5.1 Option Grant
Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.
5.2 Option Expiration
An option granted to a Participant pursuant to the Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 7; or (c) the date on which participation of such Participant in the Plan terminates pursuant to Section 8.
5.3 Purchase of Shares

(a) An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, which the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that, unless the Committee determines otherwise for a future Offering Period or Purchase Period, no Participant may purchase during a Purchase Period more than 1,500 Shares, subject to adjustment as provided in Section 9 of the Plan.
(b) Notwithstanding anything to the contrary herein, to the extent required by Section 423 of the Code, no Employee shall be granted an option under the Plan (or any other plan of the Company or a Subsidiary intended to qualify under Section 423 of the Code) which would permit the Employee to purchase Shares under the Plan (and such other plan) in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of $25,000.
(c) Any payment made by a Participant in excess of the limitations of this Section 5.3 shall be returned to the Participant without interest in accordance with procedures established by the Committee.
SECTION 6. PAYMENT
(a) The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Eligible Compensation, the terms and conditions of which are designated by the Committee; provided, however, that unless the Committee determines otherwise for a future Purchase Period, any payroll deductions must be in one percent (1%) increments comprising not less than one percent (1%) and not more than fifteen percent (15%) of a Participant’s Eligible Compensation received on each pay day during the Purchase Period. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under the Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.
(b) Any payroll deductions for a Participant shall commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Purchase Date; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.
SECTION 7. PURCHASE OF SHARES
7.1 Option Exercise
Any option held by a Participant that was granted under the Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted that are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2 Refund of Excess Amount
If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date (including after return of any amount pursuant to Section 5.3(c)), then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date pursuant to the terms and conditions of the Plan.
7.3 Employees of Subsidiary
In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants, to the extent consistent with Section 423 of the Code.
7.4 Pro Rata Allocation
If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 7, when aggregated with all Shares for which options have been previously exercised under the Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Section 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to such Participant as promptly as possible.
7.5 Notice of Disposition
If a Participant or former Participant who is subject to United States federal income tax sells, transfers, or otherwise makes a disposition of Shares purchased pursuant to an option granted under the Plan, then such Participant or former Participant shall notify the Company or the Employer in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer, or other disposition. Without limitation on the Participant’s or former Participant’s ability to sell, transfer or otherwise make a disposition of Shares and without limitation on Section 11.2, Participants and former Participants must maintain any Shares purchased pursuant to an option granted under the Plan at the broker designated by the Committee, unless the Committee determines otherwise, for a period of at least two (2) years after the date such option is granted and one (1) year after the date such Shares were transferred to the Participant.
SECTION 8. WITHDRAWAL FROM THE PLAN, TERMINATION OF EMPLOYMENT, AND LEAVES OF ABSENCE
8.1 Withdrawal From the Plan
A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at any time up to but not including the ten (10) days prior to the Purchase Date for such Purchase Period, or by such longer time period in advance of the Purchase Date as the Committee may require. If notice of complete withdrawal from the Plan as described in the preceding sentence is timely received, the Company or the Employer will cease the Participant’s payroll withholding for the Plan and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant without interest as soon as administratively feasible. An Employee who has withdrawn from a Purchase Period may not return funds to the Company or the Employer during that Purchase Period and require the Company or the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan as of the next subsequent Enrollment Date, if any, in accordance with Section 4.2.
8.2 Termination of Participation
Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant without interest as soon as administratively feasible.
8.3 Leaves of Absence
If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee or required by Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.
SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR SALE OF ASSETS
9.1 Adjustments Upon Changes in Capitalization
Subject to any required action by the stockholders of the Company, the right to purchase Shares covered by a current Offering Period and the number of Shares which have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering or Purchase Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.
9.2 Adjustment Upon Dissolution, Liquidation, Merger or Sale of Assets
Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares which a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under the Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.
SECTION 10. DESIGNATION OF BENEFICIARY
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in the Participant’s Account is to be paid (without interest) in case of their death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate without interest.
SECTION 11. ADMINISTRATION
11.1 Administration by Committee
The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.
11.2 Authority of Committee
The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee’s determinations as to the interpretation and operation of the Plan shall be final and conclusive and each action of the Committee shall be binding on all persons.
In exercising the powers described in the foregoing paragraph, the Committee may adopt special or different rules for the operation of the Plan including, but not limited to, rules which allow employees of any foreign Subsidiary to participate in, and enjoy the tax benefits offered by, the Plan; provided, however, that such rules shall not result in any grantees of options having different rights and/or privileges under the Plan in violation of Section 423 of the Code nor otherwise cause the Plan to fail to satisfy the requirements of Section 423 of the Code and the regulations thereunder.
11.3 Administrative Modifications
The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws of the United States, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.

SECTION 12. NUMBER OF SHARES
Subject to adjustment as set forth in Section 9, the number of Shares authorized for issuance pursuant to the Plan is the number of Shares authorized for issuance pursuant to the 2021 Employee Stock Purchase Plan less the number of Shares issued pursuant to the MACOM Technology Solutions Holdings, Inc. International Employee Stock Purchase Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for issuance under the 2021 Employee Stock Purchase Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.
SECTION 13. MISCELLANEOUS
13.1 Restrictions on Transfer
Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution or by a beneficiary designation as permitted by Section 10. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.
13.2 Administrative Assistance
If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on the Participant’s behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of the Participant’s spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.
13.3 Treatment of Non-U.S. Participants
Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate and method for such conversion will be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during an Offering Period result in a purchase price below the Purchase Price permitted under the Plan. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.
13.4 Withholding
The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

13.5 Equal Rights and Privileges
All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 13.5 shall take precedence over all other provisions in the Plan.
13.6 Applicable Law
The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
13.7 Amendment and Termination
The Board may amend, alter or terminate the Plan at any time; provided, however, that (a) the Plan may not be amended in a way that will cause rights issued under the Plan to fail to meet the requirements of Section 423 of the Code and (b) no amendment that would amend or modify the Plan in a manner requiring stockholder approval under Section 423 of the Code or the requirements of any securities exchange on which the Shares are traded shall be effective unless such stockholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.7.
If the Plan is terminated prior to the date set forth in Section 13.8, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.
13.8 Term of Plan
Unless sooner terminated by the Board, the Plan shall automatically terminate on the tenth anniversary of the earlier of (a) the date the Board adopts the Plan and (b) the date the stockholders approve the Plan. After the Plan terminates in accordance with the foregoing sentence, no future options may be granted under the Plan, but options previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.
13.9 No Right of Employment
Neither the grant nor the exercise of any rights to purchase Shares under the Plan nor anything in the Plan shall impose upon the Company or any member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.
13.10 Rights as Stockholder
No Participant shall have any rights as stockholder unless and until Shares have been issued to such Participant.

13.11 Governmental Regulation
The Company’s obligation to sell and deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.
13.12 Condition for Participation
As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification requirement of Section 7.5) and the determinations of the Committee.

APPENDIX A
DEFINITIONS
As used in the Plan,
“2021 Employee Stock Purchase Plan” means the MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan, of which the Plan is a subplan.
“Account” means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee or any other committee appointed by the Board to administer the Plan.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company” means MACOM Technology Solutions Holdings, Inc., a Delaware corporation.
“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.
“Designated Subsidiary” means each U.S. Subsidiary and such other Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.
“Eligible Compensation” means all base gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include overtime, cash bonuses, commissions, severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave, gain from stock option exercises or any other special payments. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Eligible Compensation for a future Offering Period.
“Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 3.
“Employee” means any individual who is an employee of the Employer for tax purposes.
“Employer” means the Company or any Designated Subsidiary of the Company by which an Employee is employed.
“Enrollment Date” means the first Trading Day of an Offering Period.
“Enrollment Window” has the meaning set forth in Section 4.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.
“Grant Date” means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 5.
“Grant Price” means the Fair Market Value of a Share on the Grant Date for such option.
“Offering Period” means the period beginning on May 15, 2021 and ending on the date designated by the Committee and each period, if any, thereafter designated by the Committee; provided, that each period shall in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.
“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 4.
“Plan” means this MACOM Technology Solutions Holdings, Inc. U.S. Employee Stock Purchase Plan.
“Purchase Date” with respect to a Purchase Period means the last Trading Day in such Purchase Period.
“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.
“Purchase Period” means the period beginning on May 15, 2021 and ending on the date designated by the Committee and each period, if any, thereafter designated by the Committee; provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.
“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:
(a) The Grant Price and
(b) The Purchase Date Price.
“Shares” means shares of the Company’s Common Stock.
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
“Trading Day” means a day on which the Nasdaq Stock Market, the New York Stock Exchange or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
SECTION 1. PURPOSE
The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.
SECTION 2. DEFINITIONS
Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ELIGIBILITY REQUIREMENTS
3.1 Initial Eligibility
Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Section 4 on the first Enrollment Date on or following the date such Employee begins employment. Participation in the Plan is entirely voluntary.
3.2 Limitations on Eligibility
Unless otherwise determined appropriate by the Committee, Employees whose customary employment is twenty (20) hours or less per week are not eligible to participate in the Plan.
SECTION 4. ENROLLMENT
4.1 First Offering Period
Any Eligible Employee immediately prior to the first Offering Period under the Plan will be automatically enrolled in the first Offering Period. An Eligible Employee will be eligible to continue participation in the first Offering Period only if such individual completes and signs an enrollment election form (or completes such other enrollment procedure established by the Committee) and submits such enrollment election to the Company (a) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Shares under the 2021 Employee Stock Purchase Plan and (b) no later than ten (10) business days following the effective date of such Form S-8 registration statement or such other period of time as the Committee may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the enrollment election form (or complete such other enrollment procedure permitted by the Committee) during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.
4.2 Subsequent Offering Periods
Subsequent to commencement of the first Offering Period, any Eligible Employee may enroll in the Plan for an Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such future Offering Period.
4.3 Continuing Effectiveness of Enrollment Election
Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels, in accordance with procedures established by the Committee, the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date with respect to a future Offering Period or elects to withdraw from the Plan in accordance with Section 8.1.
SECTION 5. GRANT OF OPTIONS ON ENROLLMENT
5.1 Option Grant
Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2 Option Expiration
An option granted to a Participant pursuant to the Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 7; or (c) the date on which participation of such Participant in the Plan terminates pursuant to Section 8.
5.3 Purchase of Shares
An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, which the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that, unless the Committee determines otherwise for a future Offering Period or Purchase Period, no Participant may purchase during a Purchase Period more than 1,500 Shares, subject to adjustment as provided in Section 9 of the Plan. Notwithstanding anything to the contrary herein, no Employee shall be granted an option under the Plan which would permit the Employee to purchase Shares under the Plan in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of $25,000. Any payment made by a Participant in excess of the limitations of this Section 5.3 shall be returned to the Participant without interest in accordance with procedures established by the Committee.
SECTION 6. PAYMENT
(a) The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Eligible Compensation, the terms and conditions of which are designated by the Committee; provided, however, that unless the Committee determines otherwise for a future Purchase Period, any payroll deductions must be in one percent (1%) increments comprising not less than one percent (1%) and not more than fifteen percent (15%) of a Participant’s Eligible Compensation received on each pay day during the Purchase Period. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under the Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.
(b) Any payroll deductions for a Participant shall commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Purchase Date; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.
SECTION 7. PURCHASE OF SHARES
7.1 Option Exercise
Any option held by a Participant that was granted under the Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted that are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.
7.2 Refund of Excess Amount
If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date (including after return of any amount pursuant to Section 5.3), then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date pursuant to the terms and conditions of the Plan.
7.3 Employees of Subsidiary
In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants.
7.4 Pro Rata Allocation
If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 7, when aggregated with all Shares for which options have been previously exercised under the Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Section 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to such Participant as promptly as possible.
SECTION 8. WITHDRAWAL FROM THE PLAN, TERMINATION OF EMPLOYMENT, AND LEAVES OF ABSENCE
8.1 Withdrawal From the Plan
A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at any time up to but not including the ten (10) days prior to the Purchase Date for such Purchase Period, or by such longer time period in advance of the Purchase Date as the Committee may require. If notice of complete withdrawal from the Plan as described in the preceding sentence is timely received, the Company or the Employer will cease the Participant’s payroll withholding for the Plan and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant without interest as soon as administratively feasible. An Employee who has withdrawn from a Purchase Period may not return funds to the Company or the Employer during that Purchase Period and require the Company or the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan as of the next subsequent Enrollment Date, if any, in accordance with Section 4.2.
8.2 Termination of Participation
Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase

Shares, but shall instead be distributed to the Participant without interest as soon as administratively feasible.
8.3 Leaves of Absence
If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.
SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR SALE OF ASSETS
9.1 Adjustments Upon Changes in Capitalization
Subject to any required action by the stockholders of the Company, the right to purchase Shares covered by a current Offering Period and the number of Shares which have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering or Purchase Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.
9.2 Adjustment Upon Dissolution, Liquidation, Merger or Sale of Assets
Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares which a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under the Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.
SECTION 10. DESIGNATION OF BENEFICIARY
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in the Participant’s Account is to be paid (without interest) in case of their death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate without interest.
SECTION 11. ADMINISTRATION
11.1 Administration by Committee
The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.
11.2 Authority of Committee
The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee’s determinations as to the interpretation and operation of the Plan shall be final and conclusive and each action of the Committee shall be binding on all persons. The Committee may adopt special or different rules for the operation of the Plan for different Participants, including, but not limited to, rules designed to accommodate the practices of the applicable jurisdiction.
11.3 Administrative Modifications
The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the securities or other applicable laws of the United States or other jurisdiction, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.
SECTION 12. NUMBER OF SHARES
Subject to adjustment as set forth in Section 9, the number of Shares authorized for issuance pursuant to the Plan is the number of Shares authorized for issuance pursuant to the 2021 Employee Stock Purchase Plan less the number of Shares issued pursuant to the MACOM Technology Solutions Holdings, Inc. U.S. Employee Stock Purchase Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for issuance under the 2021 Employee Stock Purchase Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.
SECTION 13. MISCELLANEOUS
13.1 Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution or by a beneficiary designation as permitted by Section 10. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.
13.2 Administrative Assistance
If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on the Participant’s behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of the Participant’s spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.
13.3 Treatment of Non-U.S. Participants
Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate and method for such conversion will be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during an Offering Period result in a purchase price below the Purchase Price permitted under the Plan. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.
13.4 Withholding
The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.
13.5 Applicable Law
The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
13.6 Amendment and Termination
The Board may amend, alter, or terminate the Plan at any time; provided, however, that no amendment which would amend or modify the Plan in a manner requiring stockholder approval under the requirements of any securities exchange on which the Shares are traded shall be effective unless such stockholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.6.
If the Plan is terminated prior to the date set forth in Section 13.7, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.
13.7 Term of Plan
Unless sooner terminated by the Board, the Plan shall automatically terminate on the tenth anniversary of the earlier of (a) the date the Board adopts the Plan and (b) the date the stockholders approve the Plan. After the Plan terminates in accordance with the foregoing sentence, no future options may be granted under the Plan, but options previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.
13.8 No Right of Employment
Neither the grant nor the exercise of any rights to purchase Shares under the Plan nor anything in the Plan shall impose upon the Company or any member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.
13.9 Rights as Stockholder
No Participant shall have any rights as stockholder unless and until Shares have been issued to such Participant.
13.10 Governmental Regulation
The Company’s obligation to sell and deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.
13.11 Condition for Participation
As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan and the determinations of the Committee.

APPENDIX A
DEFINITIONS
As used in the Plan,
“2021 Employee Stock Purchase Plan” means the MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan, of which the Plan is a subplan.
“Account” means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee or any other committee appointed by the Board to administer the Plan.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company” means MACOM Technology Solutions Holdings, Inc., a Delaware corporation.
“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.
“Designated Subsidiary” means any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and which has adopted the Plan with the approval of the Committee in its sole and absolute discretion.
“Eligible Compensation” means all base gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include overtime, cash bonuses, commissions, severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave, gain from stock option exercises or any other special payments. The Committee, in its discretion, may establish a different definition of Eligible Compensation for a future Offering Period.
“Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 3.
“Employee” means any individual who is an employee of the Employer for purposes of the Plan as determined by the Committee.
“Employer” means the Company or any Designated Subsidiary of the Company by which an Employee is employed.
“Enrollment Date” means the first Trading Day of an Offering Period.
“Enrollment Window” has the meaning set forth in Section 4.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.
“Grant Date” means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 5.
“Grant Price” means the Fair Market Value of a Share on the Grant Date for such option.
“Offering Period” means the period beginning on May 15, 2021 and ending on the date designated by the Committee and each period, if any, thereafter designated by the Committee; provided, that each period shall in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.
“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 4.
“Plan” means this MACOM Technology Solutions Holdings, Inc. International Employee Stock Purchase Plan.
“Purchase Date” with respect to a Purchase Period means the last Trading Day in such Purchase Period.
“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.
“Purchase Period” means the period beginning on May 15, 2021 and ending on the date designated by the Committee and each period, if any, thereafter designated by the Committee; provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.
“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:
(a) The Grant Price and
(b) The Purchase Date Price.
“Shares” means shares of the Company’s Common Stock.
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
“Trading Day” means a day on which the Nasdaq Stock Market, the New York Stock Exchange or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.